Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of April 5, 2005 (the “Agreement”), is between and among NEVADA RADIATION THERAPY MANAGEMENT SERVICES, INC., a Nevada corporation (the “Buyer”), RADIATION THERAPY SERVICES, INC., a Florida corporation (“RTSI”) solely for purposes of Sections 1.4 and 4.6, ASSOCIATED RADIATION ONCOLOGISTS, INC., a Nevada corporation (“ARO”), RADIATION ONCOLOGY LEASING COMPANY, LTD., a Nevada limited liability company (“ROLC”), GREGORY DEAN, M.D. (“Dr. Dean”), RITCHIE STEVENS, M.D. (“Dr. Stevens”), BEAU JAMES TOY, M.D. (“Dr. Toy”) and JUDY JACKSON, M.D. (“Dr. Jackson”). Each of ARO, ROLC, Dr. Dean, Dr. Stevens, Dr. Toy and Dr. Jackson shall be referred to herein individually as a “Seller” and, collectively, as the “Sellers.” ARO and ROLC shall be referred to herein collectively as the “Selling Companies.”

RECITALS

1. Sellers are engaged in the business of operating and managing radiation oncology facilities located at: (i) 2851 North Tenaya Way, Suite 100, Las Vegas, Nevada 89128 (the “2851 North Tenaya Facility”); (ii) 3980 S. Eastern Avenue, Las Vegas, Nevada 89119 (the “Eastern Avenue Facility”); (iii) 624 Tonopah, Las Vegas, Nevada 89106 (the “Tonopah Facility”); (iv) 3006 S. Maryland Parkway, Las Vegas, Nevada 89109 (the “S. Maryland Parkway Facility”) and (v) 3150 North Tenaya Way, Suite 160, Las Vegas, Nevada 89128 (the “3150 North Tenaya Facility”). Each of the 2851 North Tenaya Facility, the Eastern Avenue Facility, the Tonopah Facility, the S. Maryland Parkway Facility and the 3150 North Tenaya Facility shall be referred to individually herein as a “Facility” and collectively, as the “Facilities.” The business, activities, ownership, operation and management of the Facilities pertaining or related to any or all of the assets being acquired by Buyer pursuant hereto and the use of such assets for the purpose of providing the technical and professional components of radiation oncology services shall be referred to as the “Business.”

2. Sellers own certain assets related to the Business.

3. Buyer desires to acquire from Sellers and Sellers desire to sell to Buyer certain assets used in the Business.

4. Buyer and Sellers wish to set forth the terms under which Buyer shall acquire certain assets and assume certain liabilities of Sellers and have each agreed to the transactions described herein and have agreed to enter into this Agreement and such other agreements as shall be necessary to effect the transactions contemplated hereby. This Agreement and such other agreements as shall be necessary to effect the transactions herein shall each be referred to herein individually as a “Transaction Document” and, collectively, as the “Transaction Documents.”

NOW, THEREFORE, in consideration of the execution and delivery of the Transaction Documents, the sales, purchases and leases of property and services thereunder, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Asset Purchase.

1.1 Assets Being Sold and Purchased.

(a) Subject to and upon satisfaction of the terms and conditions of this Agreement, at the Closing (as defined in Section 2 herein), Sellers shall transfer, sell, convey, assign and deliver to Buyer, pursuant to a Bill of Sale in the form attached hereto and made a part hereof as Exhibit 1.1(a) (the “Bill of Sale”), and Buyer shall purchase from Sellers, certain of Sellers’ right and title to and interest in all of Sellers’ assets of every kind, nature and description used by, for and in connection with, the Business, other than patient information and records, medical documentation, payor verification and related materials and any records which, by law, Sellers are required to retain (collectively “Medical Records”) as the same existed immediately prior to the Closing and reflected on the books and records of the Sellers (the “Assets”), excluding only the specific assets set forth in Section 1.1(c) below, but including, without limitation, the following:

(i) all tangible assets used in the Business whether owned or leased, including, without limitation, all instruments, tools, furniture, medical equipment, supplies and office equipment and all fixtures and leasehold improvements, but not including the real property which comprises the Tonopah Facility and Eastern Avenue Facility, it being expressly understood and agreed that Buyer shall enter into leases for such Facilities;

(ii) all inventory used in the operation of the Business;

(iii) to the extent assignable, all of Sellers’ right, title and interest under manufacturers’ and vendors’ warranties in connection with the assets being transferred hereunder;

(iv) to the extent assignable, all of Sellers’ right, title and interest in and to those contracts, agreements, leases, licenses, franchises, purchase orders, sale, license or service orders, permits, instruments, commitments, arrangements, understandings, including, without limitation, all license, service, maintenance, supply, purchase, distribution, advertising and promotional services agreements to which any of the Sellers is a party or by which any of the Sellers or the Business is bound or under which any of the Sellers has any rights or is entitled to any benefits, relating to any of the Business or the Assets (in each case, whether written or oral and including all amendments thereto) all as set forth on Schedule 3.10 hereto under the heading “Assigned Agreements” (collectively, “Assigned Agreements”); all other contracts including those under the heading “Material Agreements Not Assumed by Buyer” and/or contracts not set forth on such Schedule 3.10 shall not be Assigned Agreements;

(v) to the extent assignable, all software programs (including source and object codes) and related documentation for software owned by any Seller and used in connection with or developed for support of the operations of the Business, including, without limitation, the software programs identified on Schedule 1.1(a)(v) attached hereto, but excluding the internet web sites used by Sellers with respect to the Business and the related universal record locators (“URLs”) used in connection therewith,

(vi) all prepaid expenses, deposits and advances (other than deposits set forth in Section 1.3), and other prepayment and similar rights related to the Business;

(vii) all insurance proceeds and rights thereto derived from and after the date hereof, from loss, damage or destruction of or to any property or assets included in the Assets, to the extent not utilized prior to the Closing to repair or replace the lost, damaged or destroyed items;

(viii) all of Sellers’ right, title and interest in any transferable licenses, permits, variances, franchises, accreditations, certifications, authorizations and approvals to do business issued by any administrative body or licensing authority or governmental or regulatory agency, used in connection with the Business and/or the ownership and/or use of any of the Assets, together with any extensions, renewals or modifications thereof and additions thereto in connection with the Business, including, without limitation any and all licenses and permits issued by the Nevada Bureau of Licensing and Certification (“NBLC”), all as set forth on Schedule 1.1(a)(viii), but not including the professional license of any Seller related to the practice of medicine;

(ix) All of the Sellers’ books and records relating to the operation of the Business including without limitation, all books of accounts, ledgers, accounting and personnel records and files, but excluding Medical Records, the minute books of ARO and ROLC, the stock record books of ARO, and all records of capital accounts of ROLC; and

(x) Certain goodwill pertaining to the Assets and/or the Business.

(b) At Closing, Sellers shall permit Buyer to take physical possession of all of the Assets at the locations at which they are being used.

(c) Notwithstanding anything to the contrary herein, the following assets of Sellers are not intended by the parties to be included in the Assets being purchased by Buyer and shall be excluded from such purchase and shall not be deemed Assets (collectively, the “Excluded Assets”):

(i) the assets described on Schedule 1.1(c) hereto;

(ii) accounts receivable arising from the rendering of services and provisions of medicine, drugs and supplies to patients at the Facilities or any other location where any Seller provides services (“Accounts Receivable”) prior to Closing, including but not limited to Accounts Receivable relating to Medicare, Medicaid and other third party patient claims of Seller due from beneficiaries or governmental third party payors, it being agreed and acknowledged that all Accounts Receivable resulting from the provision of services or sale of goods or otherwise from and after the Closing Date shall not be deemed Excluded Assets;

(iii) any contract that is not listed on Schedule 3.10 hereto under the heading “Assigned Agreements” and is not used or required as part of the day-to-day operations of the Business;

(iv) restricted and unrestricted cash and cash equivalents, including, without limitation, investments in marketable securities, certificates of deposit and bank accounts;

(v) temporary investments;

(vi) all of Sellers’ non-transferable permits and licenses used in the Business;

(vii) any professional license held by any Seller;

(viii) Medical Records;

(ix) rights to settlements and retroactive adjustments, if any, whether arising under a cost report of Seller or otherwise, for cost reporting periods ending on or prior to Closing, whether open or closed, arising from or against the United States government under the terms of the Medicare program or TRICARE (formerly the Civilian Health and Medical Program of the Uniformed Services (“TRICARE”)) or from or against a state Medicaid program, and from or against any third party payor programs which settle upon a basis other than an individual claims basis;

(x) claims against third parties related to Seller’s operations prior to Closing;

(xi) any rights to tax refunds or claims under or proceeds of insurance policies related to the Business or the Assets with respect to periods prior to Closing;

(xii) all employee benefit plans of Sellers within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which are presently in effect and relate to the operation of the Business, including any assets owned or held by any such plan;

(d) Sellers shall transfer, convey and assign to Buyer title to all of the Assets at the Closing, free and clear of any liens, pledges, charges, mortgages, security interests, restrictions, easements, liabilities, claims, encumbrances or right of others of every kind and description (collectively, “Liens”), except for those Liens listed on Schedule 1.1(d) hereto, said Liens so listed being herein called the “Permitted Liens.”

1.2 Purchase Price.

(a) As consideration for the sale, assignment, conveyance, transfer and delivery of the Assets, Buyer shall pay to Sellers an amount equal to Twenty-Six Million Dollars ($26,000,000) (such amount, the “Purchase Price”).

(b) The Purchase Price shall be payable at the Closing by wire transfer of immediately available funds to such account(s) as Sellers shall designate in writing not less than five (5) days prior to the Closing.

(c) The parties agree that the consideration for the Assets shall be allocated among the Sellers in accordance with the allocation schedule attached as Schedule 1.2(c) hereto. The parties also agree to use such allocation among the Assets in completing and filing Internal Revenue Service Form 8594 for federal income tax purposes. The parties agree to use such allocation for the preparation of any other filings to be made with any governmental or regulatory authority.

1.3 Normal Prorations: Taxes, Rentals, Utilities. To the extent not otherwise prorated pursuant to this Agreement, Buyer and Sellers shall prorate as of Closing, power and other utility charges, real estate and personal property lease payments, interest and real estate and personal property taxes, to the extent applicable, plus all other income and expenses which are normally prorated upon the sale of assets of a going concern, provided that once final invoices for such taxes are received from the applicable taxing authorities, Buyer and Sellers shall adjust such prorations promptly to reflect the final amount of taxes due. As to power and utility charges, “final readings” as of Closing will be ordered by Sellers from all utility providers from the utilities not less than ten (10) days prior to the Closing Date. Sellers shall be entitled to the return of any deposits paid to such utilities or such deposits may be applied by Sellers to its payment pursuant to the preceding sentence. If any of the aforesaid prorations cannot be calculated accurately on or prior to Closing (except for taxes which, if necessary, shall be initially prorated at Closing using the prior year’s invoices with final adjustment only after final invoices are delivered), then the same shall be calculated and payment made within sixty (60) days after Closing.

1.4 Earn-Out.

(a) For purposes of this Agreement, “Managed Facilities Net Technical Collections” shall mean the amount equal to the aggregate collections (the “Aggregate Collections”) attributable to the operations of ARO and Buyer at (i) the Tonopah Facility, (ii) the Eastern Avenue Facility and (iii) the 3150 North Tenaya Facility (collectively, the “Managed Facilities”) after deducting from such Aggregate Collections the sum of (x) twenty-five percent (25%) of such Aggregate Collections and (y) all expenses (except federal, state and local taxes), incurred by Buyer or Seller, as authorized by the Management Services Agreement, in connection with the provision of services pursuant to the terms and provisions of that certain Management Services Agreement dated as of even dated herewith substantially in the form of Exhibit 1.3 attached hereto (the “Management Services Agreement”).

(b) In addition to the Purchase Price, ARO shall be entitled to the following amounts (each, an “Earn-Out Payment”):

(i) On the date which is ninety (90) days from the Closing Date and on the last day of each ninety (90) day period (each, an “Earn-Out Period”) thereafter until the date which is thirty-six (36) months from the Closing Date, ARO shall be entitled to receive from Buyer an amount equal to thirty percent (30%) of the Managed Facilities Net Technical Collections for the immediately preceding ninety (90) day period;

(c) Each Earn-Out Payment shall be payable by Buyer to ARO not later than forty-five (45) days from the last day of the period in which such Earn-Out Payment was earned.

(d) Buyer shall deliver with each Earn-Out Payment a notice to ARO setting forth a reasonably detailed calculation for the applicable Earn-Out Period. Buyer, shall upon ARO’s request made within the same period, make available to ARO the books and records of Buyer and any related work papers, related to computation of the Earn-Out Payment. If ARO establishes a mistake in the calculation which Buyer does not dispute, the Earn-Out Payment shall be adjusted accordingly and the party in whose favor the mistake was made shall promptly pay the other party the amount due.

(e) Within sixty (60) days following the first, second and third anniversary of the Closing Date, Buyer shall provide ARO with a reconciliation report (the “Reconciliation Report”). Such Reconciliation Report shall contain a reasonably detailed summary of any offsets, recoupments, refunds, or reapplication of revenues in order to address adjustments by third party payors including, without limitation, Medicare or Medicaid (collectively, “Adjustments”). To the extent such Adjustments reduced Managed Facilities Net Technical Collections, such amount, at the option of Buyer, shall (x) be promptly paid by ARO to Buyer or (y) deducted from the next Earn-Out Payment following publication of the Reconciliation Report. To the extent such Adjustments increased Managed Facilities Net Technical Collections, such amount shall be promptly paid to ARO by Buyer. ARO shall have the right to audit the Reconciliation Report on an annual basis commencing on ten (10) days notice to Buyer. In the event a dispute exists as to the Earn-Out Payment, ARO shall provide written notice to Buyer specifying their concerns to the Reconciliation Report. ARO and Buyer shall in good faith discuss resolution of the dispute regarding the Reconciliation Report. In the event, after thirty (30) days after receipt of such written notice ARO and Buyer are unable to resolve the dispute, ARO shall have the right to submit the dispute to binding arbitration with an independent certified public accountant. In the event the parties can not agree on an independent certified accountant ARO shall select one independent certified public accountant and Buyer shall select a second independent certified public accountant. The two certified independent public accountants will then select a third independent public accountant. The independent accountants will then review the Reconciliation Reports and all of the supporting documentation and render its decision by majority vote. ARO shall be responsible for the cost of the arbitration unless the arbitrators determine that there is at least a ten percent (10%) difference between the Reconciliation Report and the actual amount due pursuant to the Earn Out in which case the cost of the arbitration shall be borne by Buyer.

(f) Provided Sellers are in compliance with the terms and provisions of this (i) Agreement, (ii) the Management Services Agreement and (iii) and each other Transaction Document, the Earn-Out Payments are hereby guaranteed by RTSI.

1.5 Liabilities.

(a) Liabilities Not Assumed. Except as specifically provided herein and in Section 1.5(b) below, Buyer shall not assume or become responsible for any liabilities or obligations of Sellers, and all such liabilities and obligations shall remain solely those of Sellers, and Sellers shall pay, perform and discharge, all such obligations and liabilities of Sellers promptly when due in accordance with their terms. Without limiting the generality of the preceding sentence and except as specifically provided in Section 1.5(b), Buyer shall not assume or become responsible for: (i) any liabilities or obligations of Sellers including, without limitation, any personal obligations of any shareholder or member of ARO or ROLC incurred in any capacity, including those arising out of any claim, litigation or proceeding, or any contract, license, commitment or other agreement relating to the operations of the Business or the occurrence of any event before the Closing Date including, without limitation, accounts payable of the Business; (ii) any compensation obligations or any liabilities or obligations of Sellers arising out of or in connection with any employee benefit plan of Sellers or any other liabilities or obligations of Sellers to any employees with respect to his or her service to the Business before the Closing Date, including but not limited to any and all accrued vacation and/or sick leave, bonuses and other benefits; (iii) any liabilities or obligations of Sellers for indebtedness for borrowed money, including, but not limited to, any and all liabilities and obligations related to real estate financings and any and all obligations to any secured party in connection with any of the Assets; (iv) any liabilities or obligations of Sellers for any type of taxes whatsoever; (v) any and all Medicare, Medicaid and other third party payor obligations arising from any acts or omissions for any period prior to the Closing Date; (vi) any liability or obligation for any severance pay due any employee of Sellers upon his or her termination of employment; or (vi) any other liabilities or obligations of any nature relating to the operations of the Business or the occurrence of any event before the Closing Date, whether known or determined as of the Closing Date or unknown or undetermined as of the Closing Date.

(b) Liabilities Assumed. Subject to the terms and conditions set forth in this Agreement, effective as of the Closing Date, the Buyer shall assume and agree to pay, perform and discharge, when due, the obligations of Sellers under the Assigned Agreements to the extent such obligations arise on or after the Closing Date and relate to goods or services sold or provided on or after the Closing Date. Those liabilities assumed by the Buyer pursuant to this Section 1.5(b) are referred to herein as the “Assumed Liabilities.”

2. Closing. The closing of this transaction (the “Closing”) shall take place at the offices of Levine, Garfinkel & Katz, 3441 S. Eastern Avenue, Las Vegas, Nevada 89109, on or before May 2, 2005 or at such other time and place, including by telephone and facsimile, as the parties hereto mutually agree to in writing. The date on which the Closing takes place is referred to herein as the “Closing Date.”

3. Representations and Warranties of the Selling Companies. In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Selling Companies jointly and severally represent and warrant to Buyer as follows, which representations and warranties are as of the date hereof and will be as of the Closing Date, true, complete and correct.

3.1 Organization and Qualification.

(a) ARO as of the Closing Date, will be a professional corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada. ARO’s execution and delivery of this Agreement and each of the other Transaction Documents to be delivered by ARO at the Closing, and the performance by ARO of the transactions contemplated hereby and thereby, have been duly authorized by all necessary actions and proceedings of ARO. This Agreement and each of the other Transaction Documents to be executed and delivered by ARO at the Closing is valid and legally binding upon ARO and is enforceable against it in accordance with its terms except as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity). ARO, as of the Closing Date, is authorized by Nevada law to employ providers of professional radiation therapy services and to otherwise engage in the practice of medicine.

(b) A complete list of the shareholders of ARO is attached hereto Schedule 3.1(b). There are no outstanding agreements, options, warrants, rights, contracts, calls, puts or other agreements, arrangements or commitments providing for the disposition or acquisition of any of the shares of ARO.

(c) ROLC is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Nevada. ROLC’s execution and delivery of this Agreement and each of the other Transaction Documents to be delivered by ROLC at the Closing, and the performance by ROLC of the transactions contemplated hereby and thereby, have been duly authorized by all necessary actions and proceedings of ROLC. Each of this Agreement and each of the other Transaction Documents to be executed and delivered by ROLC at the Closing is valid and legally binding upon ROLC and is enforceable against it in accordance with its terms except as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity).

(d) A complete list of the members of ROLC is attached hereto as Schedule 3.1(d). There are no outstanding agreements, options, warrants, rights, contracts, calls, puts or other agreements, arrangements or commitments providing for the disposition or acquisition of any of the interests of ROLC.

3.2 Financial Statements. Sellers have delivered to the Buyer copies of the audited financial statements identified on Schedule 3.2 (collectively, the “Financial Statements”). Except for the variations expressly noted in Schedule 3.2 hereto, all of the Financial Statements have been prepared from the financial records of the Sellers in accordance with generally accepted accounting principles, consistently applied and fairly present the financial condition of the respective Sellers, as of their respective dates and the respective results of the operations of the respective Sellers and of the Business, for the periods covered thereby. The Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

3.3 Absence of Certain Changes. Except as set forth in Schedule 3.3 attached hereto, since December 31, 2004 (the “Interim Date”), and to the knowledge of any Seller, there has not been by any Seller: (i) any transaction not in the ordinary course of business; (ii) any damage, destruction or loss to any of the Assets, other than ordinary wear and tear occurring as a result of normal day-to-day operations of the business, whether or not covered by insurance, (iii) any sale or transfer of any of the Assets, except in the ordinary course of business; (iv) any Lien placed on any of the Assets; (v) any amendment or termination of any material contract or agreement to which any Seller was a party as of the Interim Date; (vi) other than in the ordinary course of business, any increase in, or commitment to increase, the fees or compensation payable or to become payable to any of the employees or agents of any Seller; (vii) any incurrence or assumption of, or taking any property subject to, any liability by any Seller in connection with the Business or the Assets; (viii) any material alteration in the manner in which any Seller maintains its books, accounts or records, or in the accounting practices reflected in those accounts or records, or any change in any assumption underlying any method of calculation of bad debts, contingencies or other reserves from that reflected in the Financial Statements; (ix) any acquisition or lease by any Seller of or commitment to acquire or lease, any realty or any item of furniture, machinery or equipment except where such acquisition or lease was in the ordinary course of business and did not have a Material Adverse Effect; (x) any waiver of any material claim or right; or (xi) any agreement or understanding to undertake any of the foregoing actions described in Sections 3.3(i)-(x) above. For purposes of this Agreement, “Material Adverse Effect” shall mean any change, effect, event or condition, individually or in the aggregate, that has or could have, or with the passage of time, an effect on the assets, condition (financial or otherwise), results of operations, customer, employee or supplier relations, or prospects of the Business, the Assets, any Seller or the Buyer resulting in an obligation or liability of $150,000 or more.

3.4 Certain Payments. None of the Sellers or the Business or any of their respective shareholders, directors, officers, partners, agents or employees or any other person or entity associated with or acting for or on behalf of any of them has directly or indirectly in connection with the Business (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person or entity, regardless of form, whether in money, property or services, including without limitation (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Seller, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Business.

3.5 Violation of Other Instruments. Except as set forth in Schedule 3.5 attached hereto, neither the execution and delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby or thereby, to the knowledge of the Selling Companies, violates (i) any agreement of any Seller, (ii) the certificate of incorporation or any governing documents of ARO, (iii) the certificate of formation of ROLC or any governing documents of ROLC, or (iv) to the knowledge of any Seller, any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any material breach or any acceleration of any of the terms of or will constitute a default under or result in the termination of or the creation of any Lien pursuant to the terms of any contract or agreement to which any Seller is a party or by which any Seller or any of the Assets is bound. No consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required to be obtained by Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the failure of which would have a Material Adverse Effect, except for required consents set forth in Schedule 3.5 attached hereto.

3.6 Legal Matters. Except as set forth in Schedule 3.6 attached hereto, there are no suits, actions, claims, investigations, administrative proceedings or other proceedings, criminal, civil, or quasi-civil, pending or, to the knowledge of the Sellers, threatened by or against the Business, the Assets or any Seller relating to the Business or any Assets.

3.7 Compliance with Applicable Law.

(a) General. To the knowledge of the Selling Companies, no Seller is in default under any, and each Seller has complied with all, material statutes, ordinances, regulations, orders, judgments and decrees of any court or governmental entity or agency, relating to any Seller, the Business or the Assets. No Seller has any knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. No Seller has received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

(b) Permits. Set forth in Schedule 3.7(b) attached hereto is a complete and accurate list of all material licenses, certificates, permits, approvals, franchises, notices and authorizations issued by governmental entities or other regulatory authorities, federal, state or local (collectively, the “Permits”), held by Sellers. To the knowledge of the Selling Companies, the Permits set forth in Schedule 3.7(b) are all the material Permits required for the conduct of the Business as currently operated. All the Permits set forth in Schedule 3.7(b) are in full force and effect, no Seller has engaged in any activity which would cause or permit revocation or suspension of any Permit, and no action or proceeding seeking to or contemplating the revocation or suspension of any Permit is pending or threatened. To the knowledge of Selling Companies, there are no existing defaults or events of default or events or state of facts which, with notice or lapse of time or both, would constitute a material default by any Seller under any Permit. No Seller has any knowledge of any material default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a material default on the part of any party in the performance of any obligation to be performed or paid by any party under any Permit. The consummation of the transactions contemplated hereby will in no way affect the continuation, validity or effectiveness of the Permits or require the consent of any person or entity.

(c) Medicare, Medicaid and TRICARE. To the knowledge of the Selling Companies, each Seller is in compliance with all laws, rules and regulations of the Medicare, Medicaid, TRICARE and other governmental health care programs, and has filed all claims and other forms in the manner prescribed by such laws, rules and regulations. Except as set forth on Schedule 3.7(c), none of the Sellers has been subject to any audit relating to improper and/or fraudulent Medicare, Medicaid or TRICARE procedures or practices. Except as set forth on Schedule 3.7(c), there is no basis for any claim or request for recoupment or reimbursement from any Seller by, or for reimbursement by any Seller of, any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare, Medicaid or

TRICARE claims. No deficiency (either individually or in the aggregate) in any such claims, returns, invoices, cost reports and other filings, including claims for overpayments or deficiencies for late filings, has been asserted or threatened by any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare, Medicaid or TRICARE claims or any other third party payor and there is no basis for any claims or requests for reimbursement which would have a Material Adverse Effect.

3.8 Taxes. The Selling Companies have filed or caused to be filed on a timely basis all federal, state, local, foreign and other tax returns, reports and declarations (collectively, “Tax Returns”) required to be filed by it. All Tax Returns filed by or on behalf of each Seller are true, complete and correct in all material respects. The Selling Companies have paid all income, estimated, excise, franchise, gross receipts, capital stock, profits, stamp, occupation, sales, use, transfer, value added, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security, workers’ compensation and other taxes, and interest, penalties, fines, costs and assessments (collectively, “Taxes”), due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon). To the knowledge of Selling Companies, there are no tax liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of any Seller. The accrual for taxes reflected in the Financial Statements accurately reflects the total amount of all unpaid taxes related to the Business, whether or not disputed and whether or not presently due and payable, of each of the Selling Companies as of the close of the period covered by the Financial Statements, and the amount of each Selling Company’s unpaid taxes as of the Closing Date shall not exceed the accrual for taxes reflected in the Financial Statements. The Selling Companies have not incurred any Tax liability other than in the ordinary course of business. No deficiency in taxes for any period, with respect either Selling Company, has been asserted by any taxing authority which remains unpaid at the date hereof (the results of any settlement being set forth on Schedule 3.8 attached hereto), no written inquiries or notices have been received by any Seller from any taxing authority with respect to possible claims for taxes with respect to the Selling Companies. Neither Selling Company has any reason to believe that such an inquiry or notice is pending or threatened, or that there is any basis for any additional claims or assessments for taxes. Neither Selling Company has agreed to the extension of the statute of limitations with respect to any Tax Return or tax period. The Selling Companies have delivered to Buyer copies of the federal and state income or franchise or other type of Tax Returns filed by the Selling Companies for the years ended December 31, 2003; December 31, 2002 and December 31, 2001.

3.9 Environmental Matters.

(a) Except as set forth in Schedule 3.9 hereto, to the best knowledge of the Selling Companies, no Hazardous Substance (as hereinafter defined) is present or at any time has been stored, treated, released, disposed of or discharged on, about, from or affecting any facility during the period of any ownership, lease or occupancy thereof by any of the Sellers, in any material amounts, except for products that have been used, maintained and disposed of in compliance with all applicable laws, rules and regulations and all applicable manufacturer instructions, and none of the Sellers has actual knowledge of any liability which is based upon or related to any environmental condition, and there is no reasonable basis for any such liability arising. The term “Hazardous Substance” as used in this Agreement shall include, without limitation, gasoline, oil and other petroleum products, explosives, radioactive materials and related and similar materials, and any other substance or material defined as a hazardous, toxic or polluting substance or material by any federal, state or local law, ordinance, rule or regulation, including asbestos and asbestos-containing materials.

(b) Except as set forth on Schedule 3.9 hereto, none of the Sellers or to the actual knowledge of the Sellers, any prior or current owner, tenant or occupant of any part of the facilities, has received (i) any notification or advice from or given or been required to have given any report or notice to any governmental agency or authority or any other person, firm or entity whatsoever involving the use, management, handling, transport, treatment, generation, storage, spill, escape, seepage, leakage, spillage, emission, release, discharge, remediation or clean-up of any Hazardous Substance on or about the facilities or caused by any of the Sellers or any affiliate thereof (a “Hazardous Discharge”), or (ii) any complaint, order, citation or notice with regard to a Hazardous Substance or any other environmental health or safety matter affecting the facilities, or any business or operations conducted thereat under the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or under any other federal, state or local law, ordinance, rule or regulation.

3.10 Agreements. Schedule 3.10 attached hereto contains a true, complete and accurate list and description of all of those material contracts and other agreements related to the Business and/or to which each Seller is a party, or by or to which each Seller’s assets or properties are bound or subject (only to the extent related to the Business or the Assets), including without limitation, those which: (i) are for the purchase or sale of materials, supplies, equipment, inventory or services; (ii) are franchise or other royalty contracts or similar contracts material to the Business; (iii) are contracts for the grant to any person of any preferential rights to purchase any of Sellers’ assets or properties; (iv) are leases of real or personal property with respect to the Business; (v) are capital or other leases relating to any Assets; (vi) are employment, personal service, or other executory contracts; or (vi) are material to the business or are contracts to be assigned to Buyer which do not fit into the one of the aforementioned categories (the “Material Agreements”). The Material Agreements shall be organized on Schedule 3.10 under the following headings: (i) “Assigned Agreement” and (ii) “Material Agreements Not Assigned by Sellers.”

3.11 Third Party Reimbursement. Complete copies of all third party reimbursement agreements relating to the operation of the Business (the “Reimbursement Agreements”), which are currently in force have been delivered to Buyer prior to the execution of this Agreement, except to the extent that disclosure of patient information or other confidential information is restricted by law. To the knowledge of the Selling Companies, there are no facts or circumstances which could result in the cancellation or non-renewal of any Reimbursement Agreement which could have a Material Adverse Effect.

3.12 Inspections and Investigations. Except as set forth and described in Schedule 3.12: (i) no right of any Seller nor the right of any licensed professional or other individual employed by or under contract with any Seller to receive reimbursements pursuant to any government program or private non-governmental program under which any Seller directly or indirectly receives payments (“Payor Programs”) related to the Business has been terminated or otherwise adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party; (ii) neither the Business nor any

Seller, has, during the past five (5) years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity nor has any Seller received any notice of deficiency during the past five (5) years in connection with the operations of the Business; and (iii) there are not presently any outstanding deficiencies or work orders related to the Business of any governmental authority having jurisdiction over any Seller or the Business or requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including but not limited to, the Payor Programs. Attached as part of Schedule 3.12 are copies of all reports, correspondence, notices and other documents relating to any matter described or referenced therein.

3.13 Fraud and Abuse; False Claims. None of the Sellers has engaged in any activities which are prohibited under 42 U.S.C. §§1320a-7, 1320a-7a, 1320a-7b, 1395nn, and 1396b, 31 U.S.C. § 3729-3733, and the federal TRICARE statute (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

3.14 Rates and Reimbursement Policies. Except as set forth on Schedule 3.14 attached hereto, none of Sellers has any reimbursement or payment rate appeals, disputes or contested positions currently pending before any governmental authority or any administrator of any Payor Programs with respect to the Business which could have a Material Adverse Effect on the Business or the Assets.

3.15 Licenses. To the knowledge of the Selling Companies, none of the Sellers produces or distributes any product, nor performs any service, under a proprietary license granted by another entity and has not licensed its rights in any current or planned products, designs or services to any other entities. Each of the Selling Companies has the right to use all computer software, including all property rights constituting part of that computer software, used in connection with the Business (the “Computer Software”). A list of all written licenses pertaining to the Computer Software is set forth in Schedule 3.15 attached hereto (the “Computer Licenses”). To the knowledge of the Selling Companies, the Computer Licenses are valid and enforceable by each of the Selling Companies and the use of the Computer Software and the Computer Licenses do not infringe upon or conflict with the rights of any third party. None of the Sellers has granted any licenses to use the Computer Software or any sub-licenses with respect to any of the Computer Licenses.

3.16 Insurance. Each Seller maintains insurance policies covering all of its respective properties and assets and the various occurrences which may arise in connection with the operation of the Business. Such policies are in full force and effect and all premiums due thereon prior to or on the Closing Date have been paid in full. To the knowledge of the Selling Companies, each Seller has complied with all material provisions of such policies. To the knowledge of the Selling Companies, such insurance is of comparable amounts and coverage as that which companies engaged in similar businesses maintain. A complete list and brief description of the insurance policies, including limits of coverage, maintained by each Seller in connection with the Business is set forth in Schedule 3.16 attached hereto. Since December 31, 2004, no Seller has received notices of any pending or threatened termination or premium increases with respect to any of such policies. None of the Sellers has had any casualty loss or occurrence which may give rise to any claim of any kind not covered by insurance and none of the Sellers is aware of any occurrence which may give rise to any claim of any kind not covered by insurance. To the knowledge of the Selling Companies, no third party has filed any claim against any Seller for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the standard deductible. All claims against each Seller that are covered by insurance have been reported to the insurance carrier on a timely basis.

3.17 Brokers. Buyer shall not have any obligation to pay any fee or other compensation to any person, firm or corporation hired by, or otherwise dealt with by, Sellers in connection with this Agreement and the transactions contemplated hereby, and Sellers hereby agree to indemnify and hold Buyer harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

3.18 Patents, Trademarks, etc. Set forth in Schedule 3.18 attached hereto is a list and brief description of all of the patents, registered and common law trademarks, service marks, trade names, copyrights, licenses and other similar rights of Sellers and applications for each of the foregoing. Sellers own, or have licensed through valid and enforceable licensing agreements, all right, title and interest in and to all such proprietary rights. To the knowledge of the Selling Companies, the proprietary rights listed are all such rights necessary to the conduct of the Business as currently conducted by Sellers; no adverse claims have been made and no dispute has arisen with respect to any of said proprietary rights; and the operations of the Business and, to the knowledge of Sellers, the use by Sellers of such proprietary rights do not involve infringement or claimed infringement of any patent, trademark, service mark, trade name, copyright, license or similar right.

3.19 Licensure. Each individual employed or contracted by Sellers to perform professional services is duly licensed to provide such services and is otherwise in compliance with all federal, state and local laws, rules and regulations relating to such professional licensure and otherwise meets the qualifications to provide such professional services. To the knowledge of the Selling Companies, each individual now or formerly employed by or contracted with Sellers to provide professional services is or was duly licensed to provide such services during all periods when such employee or independent contractor provided such services on behalf of

Sellers. Except as set forth on Schedule 3.19, Sellers are in compliance with all state laws and precedents relating to the corporate practice of the learned or licensed professions, and there are no claims, disputes, actions, suits, proceedings or investigations currently pending, filed or commenced or, to the best knowledge of Sellers, threatened against or affecting any Seller relating to such laws and precedents, and no such claim, dispute, action, suit, proceeding or investigation has been filed or commenced prior to the Closing Date.

3.20 Books and Records. The books and records of ARO and ROLC are complete and correct in all material respects, have been maintained in accordance with good business practices and accurately reflect the basis for the financial position and results of operations of each Seller set forth in the Financial Statements. All of such books and records, including true and complete copies of all written contracts, have been, or prior to the Closing Date will be, made available for inspection by Buyer and its representatives.

3.21 Leased Real Property. A list and description of all real property leased to or by any Seller in connection with the Business or in which any Seller has any interest in connection with the Business is set forth in Schedule 3.21 attached hereto (the “Leased Real Property”). The Leased Real Property is held subject to written leases or other agreements which are valid and effective in accordance with their respective terms, and, to the knowledge of Selling Companies, there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute material defaults thereunder on the part of any Seller. None of the Sellers has any knowledge of any default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a material default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease. None of the Sellers has received any written or oral notice to the effect that the leases with respect to any Facility (the “Facility Leases”), (i) will not be renewed at the termination of the term thereof or that the Facility Leases will be renewed only at a substantially higher rent or (ii) will not be assigned or subleased to Buyer on substantially the same terms and conditions set forth in the Facility Leases as of the date hereof except for the 2851 North Tenaya Facility which rent increases from $1.99 per square foot per month to $2.75 per square foot per month plus common area charges upon assignment, which agreement has been provided to and approved by Buyer.

3.22 Compensation. Set forth in Schedule 3.22(a) attached hereto is a list of all agreements between each Seller and each person or entity employed by or independently contracting with each Seller in connection with the Business and set forth in Schedule 3.22(b) is a list of all employees of Sellers and their respective positions, job categories, salaries and accrued benefits. Except as set forth in Schedule 3.22(c), the transactions contemplated by this Agreement will not result in any liability for severance pay to any employee or independent contractor of any Seller. Except as set forth in Schedule 3.22, none of the Sellers has informed any employee or independent contractor providing services to any Seller that such person will receive any increase in compensation or benefits or any ownership interest in any Seller as a result of the transactions contemplated hereby.

3.23 Employee Benefit Plans. Except as set forth in Schedule 3.23 attached hereto, neither of the Selling Companies maintains or sponsors, or contributes to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan. All pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans within the meaning of Section 3(3) of ERISA, in which the employees participate (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements being hereinafter referred to as the “Benefit Plans”) comply with all requirements of the United States Department of Labor (“DOL”) and the Internal Revenue Service (“IRS”), and with all other applicable laws, and the Sellers have not taken or failed to take any action with respect to the Benefit Plans which could reasonably be expected to create any liability on the part of the Sellers or the Buyer. Each “fiduciary” (within the meaning of Section 3(21)(A) of ERISA) as to each Benefit Plan has complied with all requirements of ERISA and all other applicable laws in respect of each such Benefit Plan. Each of the Selling Companies has furnished to Buyer summary descriptions of all Benefit Plans. The financial statements and annual reports and returns related to such Benefit Plans are true and correct in all material respects. In addition:

(a) Each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification;

(b) None of the Selling Companies maintains, sponsors or contributes to, and has never maintained, sponsored or contributed to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a Multiemployer Plan (within the meaning of Section 3(37) of ERISA);

(c) No “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Benefit Plan;

(d) No provision of any Benefit Plan or of any agreement, and no act or omission of any Seller in any way limits, impairs, modifies or otherwise affects the right of any Seller unilaterally to amend or terminate any Benefit Plan after the Closing, subject to the requirements of applicable law;

(e) There are no contributions which are or hereafter will be required to have been made to trusts in connection with any Benefit Plan that would constitute a “defined contribution plan” (within the meaning of Section 3(34) of ERISA);

(f) Other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto) pending or threatened with respect to any Benefit Plan;

(g) All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency have been so filed on or before their due date; and

(h) Any contributions now due or that may become due to in connection with any 401(k) Plan administered for the benefit of any employee of any Selling Company shall be the sole responsibility of the Sellers and shall be immediately paid when due, by the Sellers.

3.24 Labor Relations. To the knowledge of the Selling Companies, there have been no violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, any Seller, or the terms and conditions of employment, wages and hours. None of the Sellers is engaged in any unfair labor practice or other unlawful employment practice and there are no outstanding charges of unfair labor practices or other employee-related complaints pending or, to the knowledge of any Seller, threatened against any Seller before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the DOL or any other federal, state, local or other governmental authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending or threatened against or involving any or the Business. No issue with respect to union representation is pending or, to the knowledge of Seller, threatened with respect to the employees of any Seller. No union or collective bargaining unit or other labor organization has ever been certified or recognized by any Seller as the representative of any of the employees of any Seller.

3.25 Title to the Assets. In order to induce Buyer to enter in this Agreement and to consummate the transactions contemplated by this Agreement, the Selling Companies, jointly and severally and each of Dr. Dean, Dr. Stevens, Dr. Toy and Dr. Jackson, severally, hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

(a) Sellers are the owners of the Assets and have good and marketable title to the Assets. With regard to those Assets in which Sellers possess leasehold interests, such leasehold interests are valid and transferable in accordance with the terms of the leases applicable to such interests. Upon the sale, assignment, transfer and conveyance of the Assets to Buyer as contemplated under this Agreement, there will be vested in Buyer good and marketable title to all of the Assets, free and clear of all Liens other than Permitted Liens, and there are no adverse conditions or circumstances that will interfere with Buyer’s use and enjoyment of or ability to encumber any of the Assets in any respect, subject to the terms of such leases or that will impede Buyer’s ability to use the Assets in the manner in which the Business is proposed to be conducted.

(b) Except as indicated on Schedule 3.26(b) attached hereto, none of the Assets is subject to any Lien. All Liens set forth on Schedule 3.26(b), other than the Permitted Liens set forth on Schedule 1.1(d) shall be terminated and/or released on or prior to the Closing Date.

(c) Except as set forth in Schedule 3.26(c) attached hereto, to the knowledge of Sellers, as of the date hereof the Assets are and shall be as of the Closing Date, structurally sound, free of defects and deficiencies, in good operating condition and repair, normal wear and tear excepted, and suitable for the purposes used, are adequate and sufficient for the operations and conduct of the Business as currently operated, and comply with and are being operated and otherwise used in full compliance with all material laws, ordinances, statutes, regulations and other legal requirements applicable to such Assets.

3.26 Fair Market Value. Sellers represent and acknowledge that the Purchase Price represents the fair market value of the Assets as of the day of the execution of this

Agreement, as such fair market value was determined through good faith, arm’s length negotiations with Buyer, after accounting for all marketability limitations of such Assets, and all setoffs, claims and defenses, liens and encumbrances against the Assets. Sellers also represent and acknowledge that the transfer of the Assets is not in payment or satisfaction of, or on account of, antecedent debt owed to Buyer by Seller. Sellers further acknowledge that (i) the terms of this Agreement were negotiated in good faith and in an arm’s length manner; (ii) Sellers were not coerced, nor did any Seller coerce Buyer, with respect to the materials terms of this Agreement, including the Purchase Price; (iii) the terms of this Agreement were reviewed by both Buyer’s counsel and Seller’s counsel; and (iv) this Agreement has been entered into freely by all parties after advice and consultation with their respective counsel, consideration of all the terms, conditions, limitations, potential claims arising from or related to the purchase of the Assets and representations and warranties contained herein, as well as the condition of the Assets being purchased.

3.27 True and Correct Representations and Warranties and Statements of Facts. No representation or warranty made by any Seller in this Agreement or in any of the Transaction Documents is false or inaccurate in any material respect, and no statement of fact made by any Seller herein or therein contains any untrue statement of material fact or omits to state any material fact of which any Seller is aware that is necessary in order to make the statement not misleading in any material respect and to the knowledge of Sellers which Materially Adversely Affects the Assets being transferred. All Schedules and Exhibits attached hereto are integral parts of this Agreement. A matter disclosed on one Schedule shall be deemed disclosed on all Schedules to which it applies provided appropriate reference is given therefor. Sellers are responsible for preparing and arranging the Schedules corresponding to the lettered and numbered paragraphs contained in this Agreement. The Schedules attached hereto are true, complete and correct as of the date hereof and shall be true, complete and correct as of the Closing Date.

4. Representations and Warranties of Buyer. In order to induce Sellers to enter in this Agreement and to consummate the transactions contemplated by this Agreement, Buyer represents and warrants to Seller as of the date hereof and as of Closing Date, the following:

4.1 Legal Status. Buyer is a corporation organized, validly existing and in good standing under the laws of the State of Nevada. Buyer’s execution and delivery of this Agreement and each of the other Transaction Documents and the performance by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions and proceedings. This Agreement is valid and legally binding upon the Buyer and is enforceable against the Buyer in accordance with its terms except as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity). Buyer has all requisite power and authority to purchase the Assets as contemplated by this Agreement.

4.2 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or by-laws of the Buyer or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in a material breach of any of the terms of or will constitute a material default under or result in the termination of or the creation of a material lien pursuant to the terms of any material contract or agreement to which the Buyer is a party or by which the Buyer or any of its respective assets is bound, which conflicts, breaches, defaults, terminations or creations, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect on its ability to consummate the transactions contemplated by this Agreement. To Buyer’s knowledge, there are no actions, claims, investigations, administrative proceedings or other proceedings, criminal, civil or quasi-civil, pending or threatened by or against the Buyer or any of Buyer’s affiliates, which would prohibit Buyer from consummating the transactions contemplated hereby.

4.3 Brokers. No Seller shall have any obligation to pay any fee or other compensation to any person, firm or corporation hired by, or otherwise retained by, Buyer in connection with this Agreement and the transactions contemplated hereby, and Buyer hereby agrees to indemnify and hold Sellers harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

(a) Buyer agrees and acknowledges that the Assets shall be sold and conveyed by Seller “As-Is,” “Where-Is” and “With All Faults” and Seller makes no further representations or warranties regarding the condition of the Assets, including without limitation, any warranties of merchantability or fitness for a particular purpose. The Closing shall constitute an acknowledgment by the Buyer that EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES AS SET FORTH IN SECTION 3 ABOVE, THE ASSETS WERE ACCEPTED WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE AND IN AN “AS-IS CONDITION” BASED SOLELY ON BUYER’S OWN INSPECTION. Buyer acknowledges that it is experienced in the acquisition of property similar to the Assets and is purchasing the Assets pursuant to its independent examination, study and inspection of the Assets and Buyer is relying on its own determination of the value of the Assets and the uses to which the Assets may be put.

4.4 True and Correct Representations and Warranties and Statements of Facts. No representation or warranty made by Buyer in this Agreement or in any statement or document delivered pursuant hereto or in connection with the transactions contemplated hereby is false or inaccurate in any material respect, and no statement of fact made by Buyer herein or therein contains any untrue statement of material fact or omits to state any material fact of which Buyer is aware that is necessary in order to make the statement not misleading in any material respect.

4.5 Fair Market Value. Buyer represents and acknowledges that the Purchase Price represents the fair market value of the Assets as of the day of the execution of this Agreement as such fair market value was determined through good faith, arm’s length negotiations with Sellers, after accounting for all marketability limitations of such Assets, and all setoffs, claims and defenses, liens and encumbrances against the Assets. Buyer also represents and acknowledges that the transfer of the Assets is not in payment or satisfaction of, settlement of, or on account of, an antecedent debt owed to Buyer by Seller. Buyer further acknowledges that (i) the terms of this Agreement were negotiated in good faith and an arm’s length manner; (ii) Sellers were not coerced, nor did Seller coerce Buyer, with respect to the material terms of this Agreement, including the Purchase Price; (iii) the terms of this Agreement were reviewed by both Buyer’s counsel and Seller’s counsel; and (iv) this Agreement has been entered into freely by all parties after advice and consultation with their respective counsel, consideration of all the terms, conditions, limitations, potential claims arising from or related to the purchase of the Assets and representations and warranties contained herein, as well as the condition of the Assets being purchased.

4.6 Securities and Exchange Commission Filings. As of the date hereof, to its knowledge, RTSI has timely filed all documents as are required to be filed with the United States Securities and Exchange Commission and RTSI has not received any notice of an investigation with respect to such filings.

5. Pre-Closing Covenants. During the period of time between the date hereof and the Closing Date each Seller covenants and agrees as follows:

5.1 Conduct of Business. Sellers shall conduct the Business in the ordinary course consistent with past practice.

5.2 Condition of Assets. Sellers shall maintain the assets in good repair and working condition, consistent with immediate past practice, normal wear and tear expected.

5.3 Insurance. Sellers shall maintain in force (including necessary renewals thereof) the insurance policies listed on Schedule 3.16, except to the extent that they may be replaced with policies in accordance with industry standards, appropriate to insure the assets, properties and business of Sellers to the same extent as currently insured.

5.4 Permits, Licenses and Consents. Sellers shall take all steps necessary or appropriate to obtain and maintain all permits, licenses, certificates and other governmental authorizations and approvals required to carry on the operations of the Business as currently conducted.

5.5 Litigation. Sellers shall promptly notify Buyer of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against any Seller or against any officer, director, employee, consultant or agent of any Seller where such lawsuits, claims, proceedings, or investigations could have a Material Adverse Effect on the Seller.

5.6 Books and Records. Each Seller shall ensure that it maintains its books and records, consistent with prior practice, such that such books and records will fairly reflect each Seller’s income, expenses, assets and liabilities.

5.7 Employee Negotiations; Standstill.

(a) During the period between the date hereof and the Closing Date, Buyer and its affiliates shall be afforded the opportunity to engage the employees of ARO and ROLC in negotiations regarding potential employment with Buyer and/or Buyer’s affiliates, which employment would commence upon the Closing; it being expressly understood and agreed by Buyer and Sellers that (i) nothing contained in this Agreement shall be deemed to require Buyer to employ any employee of any Seller for any period, other than as set forth on Schedule 5.7(a) attached hereto and on such terms as shall be reasonably acceptable to Buyer, and (ii) in no event shall Buyer or any of its affiliates engage in discussions with any employees of any Seller without first obtaining authorization from Dr. Dean. Nothing contained herein shall constitute an agreement to assume or be bound by any previous or existing employment agreement or arrangement between any Seller and any employee of any Seller. All contact with Sellers’ employees shall be conducted in a manner that will keep the transactions contemplated by this Agreement strictly confidential.

(b) Sellers agree that during the period from and after the date hereof through the Closing Date, none of them shall authorize or permit any of its shareholders, directors, employees, representatives, agents or affiliates to, directly or indirectly, (i) initiate contact with any other person or entity in an effort to enter into any arrangement with any other party in connection with any Seller, the Business or the Assets; (ii) cooperate with, or furnish or cause to be furnished any non-public information concerning the parties hereto to any other person or entity in connection with any arrangement with any other party in connection with any Seller, the Business, or the Assets; (iii) negotiate with any person or entity with respect to any arrangement in connection with any Seller, the Business and/or the Assets; and/or (iv) enter into any agreement or understanding with any other person or entity with the intent to effect any arrangement related to the sale of all or substantially all of any Sellers’ assets, any merger or other combination between any Seller and any party not affiliated with any Seller or any joint venture not in the ordinary course of business with any other party in connection with any Seller, the Business or the Assets. Each Seller agrees that it shall immediately give written notice to Buyer of the details of any such proposed arrangement by any other person or entity of which such Seller becomes aware.

5.8 Buyer Approval of Certain Items. None of the Sellers shall: (i) enter into or modify any contracts, agreements, commitments, or transactions by which any of them is bound or could be bound; (ii) make any change in its capitalization; (iii) incur, discharge or satisfy any liability (absolute or contingent), lien, encumbrance or indebtedness other than in the ordinary course of business, (iv) make any Material investment; (v) acquire any Material assets; or (vi) sell or otherwise dispose of any Material Assets without the prior approval of Buyer, which approval shall not be reasonably withheld. For purposes of this Section 5.8, “Material” shall mean with respect to or having a monetary effect of $2,000.00 or more.

5.9 Taxes, Charges and Salaries. Sellers shall cause to be paid when due (or within any extension of time permitted by applicable law) all taxes, charges, salaries, costs and expenses incurred by it in its business activities, unless contested in good faith with adequate reserves established therefor.

5.10 Press Releases; Statements. Except for such disclosure to the parties’ professional advisors as may be necessary or appropriate and such public or other disclosure as may be required by court order or any state or federal law or regulation to which a party is subject or in order to defend litigation, the parties agree to use all reasonable efforts to maintain in confidence the existence and terms of this Agreement and the transactions proposed thereunder and no party shall issue any press release or public statement without the prior written consent of the other parties.

5.11 Due Diligence.

(a) From and after the execution of this Agreement through April 15, 2005 (the “Due Diligence Period”), the Sellers shall afford Buyer and its counsel, financial advisors, accountants, agents, employees and other representatives (“Buyer’s Representatives”) the opportunity to (i) enter the Facilities at reasonable hours and with reasonable notice in order to conduct due diligence inspections of the Facility, the Assets (including, without limitation, the terms of any leases to be assumed by Buyer which must be satisfactory to Buyer in its sole discretion), and the Business and (ii) examine title, books, records, correspondence, reports and other information with respect to the Assets and/or the Business as Buyer deems appropriate in its sole discretion and make copies of any documents related thereto (collectively, the “Due Diligence Analysis”).

(b) During the Due Diligence Period, Buyer and its affiliates shall be afforded the opportunity to engage the employees of Sellers’ and their affiliates in negotiations regarding potential employment with Buyer and/or Buyer’s affiliates, which employment would commence upon the Closing.

(c) Buyer shall indemnify, defend and hold Sellers harmless from any liabilities, claims, actions, causes of actions or other damages directly caused by Buyer’s conduct of its Due Diligence Analysis.

6. Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to enter into and complete the transactions contemplated hereby are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by any Seller in its sole discretion:

6.1 Representations and Covenants. The representations and warranties of Buyer contained herein, and in any other written instrument delivered by Buyer (or its representatives) to Sellers (or their representatives) in connection therewith, shall be true and correct in all material respects on the date hereof and through and as of the Closing Date. Buyer shall have performed and complied with all covenants and agreements required by the Transaction Documents to be performed or complied with by Buyer on or prior to the Closing Date. Buyer shall deliver to Sellers a certificate, dated the Closing Date and signed by an authorized officer thereof, to the foregoing effect and stating that all conditions to Sellers obligations under the Transaction Documents have been satisfied (the “Buyer’s Officers’ Certificate”).

6.2 Delivery of Documents. At the Closing, Buyer shall deliver or cause to be delivered to Sellers the following documents or take the following actions, any of which may be waived by Sellers in their discretion:

(a) certified copies of the resolutions of the directors of the Buyer authorizing the purchase of the Assets pursuant hereto, the execution and delivery of this Agreement and all other documents delivered in connection herewith by officers of the Buyer and the performance by Buyer of all of its obligations hereunder and thereunder in accordance with the terms of this Agreement and a certificate of an officer of the Buyer dated as of the Closing Date confirming that such resolutions remain in full force and effect as of such date and confirming the authority of the officers signing this Agreement and the Transaction Documents and such other documents on behalf of Buyer, together with the true signatures of such officers;

(b) the Purchase Price;

(c) the executed Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit 6.2(c) executed by Buyer with respect to all Assigned Agreements and Assumed Liabilities (the “Assignment and Assumption Agreement”);

(d) Intentionally left blank;

(e) the executed Assignment of Lease for the 2851 North Tenaya Facility, substantially in the form attached hereto as Exhibit 6.2(e) (the “2851 North Tenaya Assignment”);

(f) the executed Assignment of Lease for the S. Maryland Parkway Facility, substantially in the form attached hereto as Exhibit 6.2(f) (the “S. Maryland Assignment”)

(g) the executed Assignment of Lease for the 3150 North Tenaya Facility, substantially in the form attached hereto as Exhibit 6.2(g) (the “3150 North Tenaya Assignment”);

(h) the executed Lease for the Eastern Avenue Facility, substantially in the form attached hereto as Exhibit 6.2(h) (the “Eastern Avenue Lease”);

(i) the executed Lease for the Tonopah Facility, substantially in the form attached hereto as Exhibit 6.2(i) (the “Tonopah Facility Lease”);

(j) the executed Management Services Agreement;

(k) the Buyer’s Officers’ Certificate; and

(l) the executed Billing Services Agreement between ARO and Financial Services of Southwest Florida, substantially in the form attached hereto as Exhibit 6.2(l) (the “Billing Agreement”).

6.3 Governmental Permits and Approvals. Any and all permits and approvals from any governmental or regulatory body required for Buyer and/or Sellers to lawfully enter into this Agreement or consummate the closing of the transactions contemplated hereby and under the Transaction Documents shall have been obtained.

6.4 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain or prevent the carrying out of the transactions contemplated hereby or to seek damages in connection with such transactions.

6.5 Documents Satisfactory. All proceedings to be taken and all documents to be executed and delivered by Buyer in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory as to form and substance to Sellers and Sellers’ counsel.

7. Conditions Precedent to the Obligation of Buyer. The obligations of Buyer to enter into and complete the transactions contemplated in this Agreement and the Transaction Documents are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer in its sole discretion:

7.1 Representations and Covenants. The representations and warranties of Sellers contained in this Agreement and the Transaction Documents, and in any other written instrument delivered by Sellers (or their representatives) to Buyer (or its representatives) in connection with this Agreement and the Transaction Documents shall be true and correct, in all material respects, on the date hereof and through and as of the Closing Date. Each Seller shall have performed and complied with all covenants and agreements required by this Agreement and the Transaction Documents to be performed or complied with by it on or prior to the Closing Date. Each of ARO and ROLC shall deliver to Buyer a certificate, dated the Closing Date and signed by an authorized officer thereof, to the foregoing effect and stating that all conditions to their respective obligations under the Transaction Documents have been satisfied (the “Sellers’ Certificates”).

7.2 Assignment of Leases. The obligations of Buyer to enter into and complete the transactions contemplated under this Agreement and the Transaction Documents shall be subject to Buyer receiving written notification from the landlord and lessors, respectively in the (i) 2851 North Tenaya Lease, (ii) the S. Maryland Lease; (iii) the 3150 North Tenaya Lease, and (iv) the Assigned Agreements of such parties’ consent to the assignment or subleasing, as the case may be, by Sellers to Buyer of Sellers’ rights and obligations under the 2851 North Tenaya Lease, the S. Maryland Lease, the 3150 North Tenaya Lease and Assigned Agreements (to the extent the terms of such Agreements require consent). In addition, the obligations of Buyer to enter into and complete the transactions contemplated by this agreement and each other Transaction Document shall be expressly conditioned upon Buyer (x) executing a direct lease with the landlord in connection with the S. Maryland Lease (the “S.Maryland Landlord”) on terms and conditions satisfactory to Buyer in Buyer’s discretion or (y) Buyer receiving satisfactory confirmation from the S.Maryland Landlord that such lease shall be renewed following its expiration on May 1, 2005 on terms and conditions reasonably satisfactory to Buyer in Buyer’s discretion. All costs related to the delivery of (i) the 2851 North Tenaya Assignment, (ii) the S. Maryland Assignment, (iii) the 3150 North Tenaya Assignment, (iv) the necessary consents with respect to the Assigned Agreements; and (v) any and all other obligations of Sellers being assumed by Buyer pursuant to this Agreement and the Transaction Documents shall be borne by Sellers.

7.3 Delivery of Documents. At the Closing, Sellers shall deliver to Buyer the following documents or take the following actions:

(a) certified copies of the resolutions of the shareholders and members, respectively of ARO and ROLC authorizing the sale of the Assets pursuant hereto, the execution and delivery of this Agreement and all other documents delivered in connection herewith by officers of each of ARO and ROLC and the performance each of ARO and ROLC of its respective obligations hereunder and thereunder in accordance with the terms of this Agreement and a certificate of each Seller dated as of the Closing Date confirming that such written authorization remains in full force and effect as of such date and confirming the authority of the individuals signing the Transaction Documents (“Sellers’ Officer’s Certificates”) and such other documents on behalf of Sellers, together with the true signatures of such individuals;

(b) the executed Bill of Sale substantially in the form attached hereto as Exhibit 1.1(a);

(c) Sellers’ Officer’s Certificates;

(d) the executed Assignment and Assumption Agreement;

(e) Intentionally left blank;

(f) the executed 2851 North Tenaya Assignment;

(g) the executed S. Maryland Assignment;

(h) the executed 3150 North Tenaya Assignment;

(i) the executed Eastern Avenue Lease;

(j) the executed Tonopah Lease;

(k) the executed Management Services Agreement;

(l) UCC-III termination statements or similar instruments sufficient to release the interest of any secured party in any of the Assets, including the security interests of [                    ] pursuant to the UCC-1 financing statements set forth on Schedule 7.4(l) attached hereto and made a part hereof, but not including the secured parties which appear on Schedule 1.1(d) attached hereto; and

(m) the executed Billing Agreement.

7.4 Governmental Licenses, Permits and Approvals. Any and all permits and approvals from any governmental or regulatory body required for the Buyer and/or any Seller to lawfully enter into this Agreement or consummate the Closing of the transactions contemplated in the Transaction Documents shall have been obtained by such party. Further, Buyer shall have obtained any and all licenses, permits, provider numbers, consents, approvals and waivers required to operate the Business and the Facilities immediately after the Closing.

7.5 Authority and Third Party Consents.

(a) Each Seller and Buyer shall have obtained all consents and authorizations necessary to complete the transactions contemplated in this Agreement and the

Transaction Documents. All consents, permits and approvals from parties to any Assigned Agreements which may be required in connection with the performance by each Seller of its respective obligations under this Agreement and the Transaction Documents, or to assure the continuance of such contracts or other agreements in full force and effect after the Closing Date (without any material breach by any Seller and without giving any contracting party the right to terminate or modify) shall have been obtained by Sellers.

(b) The parties acknowledge that certain of the Material Agreements and the rights and benefits thereunder may not, by their terms, be assignable. Notwithstanding anything contained herein or in the Assignment and Assumption Agreement to be executed and delivered in connection herewith, this Agreement shall not constitute an agreement to assign any such Material Agreement and Buyer shall not be deemed to have assumed the same or to be required to perform any obligations thereunder, if an attempted assignment thereof, without the consent of a third party thereto would constitute a breach thereof or in any way affect the rights of any Seller or Buyer under any such Material Agreement. In such event, Sellers shall cooperate with Buyer and use commercially reasonable efforts to provide for Buyer all benefits to which Sellers are entitled under such Material Agreement; provided however, that as to any Assigned Agreement set forth on Schedule 3.10, the assignment of which by its terms requires the prior written consent of any third party thereto, in the event such consent is not obtained on or prior to the Closing Date, Buyer shall have the option to (x) waive delivery of such consent and proceed to Closing without a reduction of the Purchase Price or (y) terminate this Agreement.

7.6 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental agency or regulatory body or instituted or threatened by any governmental or regulatory body to restrain or prevent the carrying out of the transactions contemplated hereby or to seek damages in connection with such transactions.

7.7 Documents Satisfactory. All proceedings to be taken and all documents to be executed and delivered by each Seller in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory as to form and substance to Buyer and its counsel.

7.8 Lender Consent. The obligations of Buyer to enter into and complete the transactions contemplated under this Agreement and the Transaction Documents shall be subject to Radiation Therapy Services, Inc., the sole shareholder of Buyer, receiving written consent from its primary lender to permit Buyer to enter into this Agreement and the Transaction Documents and consummate the transactions contemplated hereby and thereby. Promptly upon execution of this Agreement, Buyer shall use best efforts to obtain such consent.

7.9 Due Diligence. The Due Diligence Period shall have expired and Buyer shall have, during the Due Diligence Period, completed the Due Diligence Analysis to its satisfaction.

8. Non-Compete and Non-Solicitation.

8.1 For a period commencing as of the Closing Date and ending on the later of (x) thirty-six (36) months following the expiration or other termination of the Management Services Agreement or (y) May     , 2011.

(a) engage in the ownership, operation or management of radiation oncology facilities or otherwise engage in the provision of radiation oncology services (whether as a separate business or in conjunction with any practice or medical services) (a “Competing Business”) within Clark County, Nevada (the “Service Area”); or

(b) have any interest, whether as owner, stockholder, member, partner, director, officer, employee, consultant or otherwise, in any Competing Business in the Service Area.

8.2 Each Seller acknowledges that the restrictive covenant contained herein has unique value to Buyer, the breach of which cannot be adequately compensated in an action of law. Each Seller further agrees that, in the event of the breach of the restrictive covenants contained herein, Buyer shall be entitled to obtain appropriate equitable relief, including, without limitation, a permanent injunction or similar court order enjoining any Seller from violating any of such provisions, and that pending the hearing and the decision on the application for permanent equitable relief, Buyer shall be entitled to a temporary restraining order and a preliminary injunction. The prevailing party shall be entitled to reimbursement from the other party of its reasonable costs and expenses (including attorneys’ fees and disbursements) of, or related to, such action or proceeding. No such remedy shall be construed to be the exclusive remedy of Buyer and any and all such remedies shall be held and construed to be cumulative and not exclusive of any rights or remedies, whether at law or in equity, otherwise available under the terms of this Agreement, at common law, or under federal, state or local statutes, rules and regulations.

8.3 If any court of competent jurisdiction shall deem any of the restrictive covenants contained in this Section 8, or portion of any such covenants, too extensive or unenforceable, the other provisions of this Section 8 shall nevertheless stand and remain enforceable according to their terms. In such circumstance, the parties hereto expressly authorize the court to modify such covenants or offending portion thereof, so that the restrictions, limitations and scope of the restrictive covenants extend for the longest period, comprise the largest territory and are enforceable to the maximum permissible extent by law under the circumstances.

8.4 The provisions of this Section 8 shall survive any expiration or other termination of this Agreement.

8.5 The foregoing provision shall not be applicable to Dr. Toy in the event Dr. Toy ceases to be a shareholder and employee of ARO or otherwise associated with ARO, ROLC or the Business prior to the Closing Date.

8.6 If any court of competent jurisdiction shall deem Buyer to be in default of any material part of this Agreement, Manager to be in material default of the Management Services Agreement or FSS to be in material default of the Billing Agreement, the restrictive covenant in this Section 8 shall be immediately terminated and of no force and effect.

9. Indemnification.

9.1 Indemnification of Buyer. The Selling Companies hereby agree, jointly and severally, and each of Drs. Dean, Stevens, Jackson and Toy agree, severally, to indemnify and hold harmless Buyer from and against all claims, suits, obligations, liabilities, damages and expenses, including without limitation reasonable attorneys fees (“Losses”), based upon, arising out of or resulting from:

(a) any breach of any of Seller’s representations, warranties, covenants or agreements contained herein or in any Transaction Document or in any other agreement or document delivered to Buyer pursuant hereto, provided such breach has a Material Adverse Effect.

(b) any obligation, contract or liability of any Seller not constituting one of the Assumed Liabilities;

(c) any and all claims of any third party for alleged liabilities or obligations of any Seller related to or occurring during the period prior to the Closing Date, other than those specifically assumed by Buyer hereunder as Assumed Liabilities;

(d) any and all claims brought by any employee of any Seller relating to periods prior to the Closing Date; and

(e) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in attempting to oppose the imposition thereof, or in enforcing this indemnity.

9.2 Indemnification of Sellers. Buyer hereby agrees to indemnify and hold harmless each Seller from and against all Losses based upon, arising out of or resulting from:

(a) any breach of its representations, warranties, covenants or agreements contained herein or in any Transaction Document or in any other agreement or document delivered to any Seller pursuant hereto;

(b) any obligation, contract or liability constituting one of the Assumed Liabilities;

(c) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in attempting to oppose the imposition thereof, or in enforcing this indemnity; and

(d) any and all claims of any third party for alleged liabilities or obligations of the Buyer related to or occurring during the period on and after the Closing Date.

9.3 Basket; Limitations; Set-Off

(a) Notwithstanding the provisions of Sections 9.1, Sellers shall not be required to indemnify or hold harmless Buyer with respect to any Buyer Losses under Section 9.1 unless the aggregate liability of Buyer in respect of any Buyer Losses under Section 9.1 exceeds $500,000 (the “Threshold Amount”). Once the Threshold Amount has been exceeded, Buyer Losses shall be calculated based on the amount of all Buyer Losses from the first dollar of Buyer Losses.

(b) Notwithstanding the provisions of Sections 9.2, Buyer shall not be required to indemnify or hold harmless any Seller with respect to any Seller Losses under Section 9.2 unless the aggregate liability of any Seller in respect of any Seller Losses under Section 9.2 exceeds the Threshold Amount. Once the Threshold Amount has been exceeded, Seller Losses shall be calculated based on the amount of Seller Losses from the first dollar of Seller Losses.

(c) Notwithstanding any other provision in this Agreement, the aggregate liability of the Sellers in all respects shall be limited to the Purchase Price and no Seller other than the Selling Companies shall be liable for more than his or her proportionate share of the Purchase Price they received.

(d) Notwithstanding any other provision in this Agreement, the aggregate liability of the Buyer in all respects shall be limited to the Purchase Price and the value of the Earn Out.

(e) Notwithstanding any provision contained herein to the contrary, the limitations set forth in Sections 9.3(a) through (d) shall not apply to losses by reason of any claims brought on the basis of knowing or willful misconduct or intention to deceive.

9.4 Notice and Opportunity to Defend. If any party (the “Indemnitee”) receives notice of any claim or the commencement of any action or proceeding with respect to which any other party is obligated to provide indemnification (the “Indemnifying Party”) pursuant to Section 9.1 or 9.2, the Indemnitee shall promptly give the Indemnifying Party notice thereof, provided however the failure to deliver such notice shall not be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement except to the extent the failure to deliver such notice prejudices the Indemnifying Party’s ability to defend such proceeding. The Indemnifying Party may compromise and defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted liability of the Indemnitee. In any event, the Indemnitee, the Indemnifying Party and the Indemnifying Party’s counsel shall cooperate in the compromise of, or defense against, any such asserted liability. The Indemnitee, at its own expense, can choose to have its counsel participate in the defense of such asserted liability, provided, however, the Indemnifying Party’s counsel shall control such defense. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate to such defense.

9.5 Payment. The Indemnifying Party shall pay the Indemnitee the amount of established claims for indemnification within thirty (30) days after the establishment thereof (the “Due Date”). Any amounts not paid by the Indemnifying Party when due under this Section 9.4 shall bear interest from the Due Date thereof until the date paid at a rate equal to three (3) points above the interest announced from time to time by Citibank, N.A. as its prime or base rate of interest.

9.6 Material Adverse Effect. Sellers agree and acknowledge that Sellers’ indemnification obligations, except as set forth in Section 9.1(a) herein, are not limited by or otherwise offset by the definition of Material Adverse Effect. All Buyer Losses shall be calculated without regard to the $150,000 disclosure threshold contemplated by such definition.

10. Disclosure of Information.

10.1 Confidential Information. Each of the parties hereto recognizes and acknowledges that (i) the transaction contemplated hereby (including the terms and existence of this Agreement are highly confidential matters and (ii) during the course of negotiations in connection with the transaction contemplated hereby each party will grant access to, certain plans, systems, methods, designs, procedures, books and records relating to operations, personnel and practices, as well as records, documents and information concerning business activities, practices, procedures and other confidential information of the other party (all of the foregoing, collectively, the “Confidential Information”), all of which constitute and will constitute valuable, special and unique assets of such party’s business. Each party hereto shall treat Confidential Information as confidential, shall make all reasonable efforts to preserve its confidentiality, and shall not duplicate or disclose such Confidential Information, except in connection with the transaction contemplated hereby to advisors, attorneys, accountants, bankers, investment bankers, consultants, and affiliates and such representatives as Buyer, in its reasonable discretion, shall deem necessary (the foregoing parties being referred to herein as “Designated Representatives”). Except for such disclosure to Designated Representatives as may be necessary or appropriate and such public or other disclosures as may be required by court order or any state or federal law or regulation to which a party is subject or in order to defend litigation, the parties agree to use all reasonable efforts to maintain in confidence the existence and terms of this letter and the Transaction and no party shall issue any press release or public statement without the prior written consent of the other party.

10.2 Injunctive Relief. The parties hereto acknowledge that the restrictions contained in Section 10.1, in view of the nature of the business in which the other parties are engaged, are reasonable and necessary in order to protect the respective legitimate interests of such other parties, and that any material violation thereof could result in irreparable injuries to such other party. Each therefore acknowledges that, in the event of a breach or threatened breach of the provisions of this Section 10, the other party shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining the breaching party from disclosing any such records, documents or information to any person, firm, corporation, association or other entity whatsoever or from using any thereof in any manner whatsoever.

10.3 Other Remedies. Nothing contained in this Section 10 shall be construed as prohibiting any Party hereto from pursuing any other remedies available to it for any such breach or threatened breach, including the recovery of damages.

11. Survival. The parties hereto agree that the representations and warranties contained herein and in each of the other Transaction Documents shall survive the Closing for a period of twenty-four (24) months from the Closing Date.

12. Post-Closing Access to Information. Seller and Buyer each acknowledge that, subsequent to Closing, each may need access to the Assets, the Facilities and to information, books and records, documents or computer data in the control or possession of the other for purposes of concluding the transactions contemplated herein and for audits, investigations, compliance with governmental requirements, regulations and requests, review by Buyer’s lenders and the prosecution or defense of third party claims. Accordingly, Buyer and Seller each agrees that it will make available to the other and its agents, independent auditors and/or governmental entities such documents and information as may be available relating to the Assets, Seller’s operations of the Facilities in respect of periods prior to Closing and will permit the other to make copies of such documents and information at the requesting party’s expense. Sellers further agree that (i) upon reasonable request, they shall participate in connection with any audit or review of such documents and information and (ii) such documents and information shall be accurate and complete and provided to Buyer or its designees in a manner sufficient to conduct a thorough and efficient audit or review.

13. Transfer of Medical Records. ARO agrees and acknowledges that upon the expiration or other termination of the Management Services Agreement, the Medical Records shall be transferred to a custodian designated by Buyer, pursuant to that certain Medical Records Custody Agreement attached hereto as Exhibit 13.

14. Preservation and Access to Records After Closing. After Closing, Buyer shall keep and preserve all documents, computer data, medical records and other records and information of Seller existing as of Closing and which constitute a part of the Assets delivered to Buyer at Closing for a period of six (6) years or longer if required to do so under applicable federal or state law. Buyer acknowledges that as a result of entering into this Agreement and operating the Assets it will gain access to patient and other information which is subject to rules and regulations concerning confidentiality. Buyer shall abide by any such rules and regulations relating to the confidential information it acquires. Buyer shall maintain the patient records, if any, delivered to Buyer at Closing at their current location after Closing in accordance with applicable law (including, if applicable, Section 1861(v)(i)(1) of the Social Security Act (42 U.S.C. §1395(v)(1)(1), and the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations found at 45 CFR Sections 160, 162 and 164, as amended (“HIPAA”), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated by Buyer after Closing. Upon reasonable notice, during normal business hours, Buyer, at Seller’s expense, shall afford to the representatives of Seller, including its counsel and accountants, full and complete access to, and the right to make copies of, the records transferred to Buyer at Closing to the extent that such records do not contain “Protected Health Information” as that term is defined by HIPAA, unless Seller provides a valid patient authorization. Upon reasonable notice and during normal business hours, Buyer shall make its officers and employees available to Seller at reasonable times and places after Closing. Upon reasonable notice and consistent with the requirements of HIPAA, Buyer and Seller agree to cooperate in good faith to provide Seller and Seller’s counsel and accountants access to and copies of clinical medical records and such other records transferred to Buyer that do contain “Protected Health Information” as that term is defined by HIPAA, unless Seller provides a valid patient authorization, to the full extent allowed by HIPAA, including any provisions related to the disclosure of information to another covered entity for purposes of treatment, payment or healthcare operations, or any provisions allowing disclosure of such information pursuant to subpoena or other legal process. To the extent any original patient records are provided to Seller pursuant to this section, Seller shall promptly return such records to Buyer following its use by Seller.

15. Further Assurances.

(a) Each of the parties hereto shall, at the request of the other party, furnish, execute and deliver such documents, instruments, certificates, notices and further assurances as counsel for the requesting party shall reasonably deem necessary or desirable to effect complete consummation of this Agreement and the consummation of each of the Transaction Documents and to carry out the transactions contemplated hereunder and thereunder, or in connection with the preparation and filing of reports required or requested by governmental agencies or other regulatory bodies.

(b) At Buyer’s request, each Seller shall provide Buyer with access to all books and records related to the Business for purposes of review by any governmental authority having jurisdiction over Buyer, including without limitation, the Securities and Exchange Commission.

16. Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time up to and including the Closing Date as follows:

(i) by the mutual written agreement of Buyer and Sellers;

(ii) by either Buyer or Sellers upon ten (10) days prior written notice if any party is in material breach of its obligations hereunder and such breach has not been cured by the breaching party within ten (10) days after receiving written notice thereof;

(iii) by Buyer in the event the conditions set forth in Section 7 hereof have not been satisfied by the Closing Date;

(iv) by the Sellers in the event the conditions set forth in Section 6 hereof have not been satisfied by the Closing Date; and

(v) by either Buyer or Sellers in the event the Closing has not occurred by May 2, 2005 and the time for Closing has not been extended by mutual written agreement of Buyer and Sellers.

(b) In the event of a termination under this Section 13, all obligations of the parties hereto shall terminate, except the obligations of the parties set forth in Section 10 hereof.

17. Miscellaneous.

17.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by certified mail, postage prepaid, return receipt requested or by a nationally recognized overnight courier, and shall be deemed given when so delivered personally or by facsimile, or if mailed, five (5) days after the date of mailing as follows:

If to any Seller:	Associated Radiation Oncologists, Inc.
2337 Dolphin Court
Henderson, Nevada
Attention: Greg Dean, M.D.

With a copy to:	Levine, Garfinkel & Katz
3441 S. Eastern Avenue, Suite 600
Las Vegas, Nevada 89109
Attention: Ira S. Levine, Esq.

If to Buyer to:	c/o Radiation Therapy Services, Inc.
2234 Colonial Boulevard
Fort Myers, Florida 33907
Attention: Daniel Dosoretz, M.D.
President and Chief Executive Officer

With a copy to:	Garfunkel, Wild & Travis, P.C.
111 Great Neck Road, Suite 503
Great Neck, New York 11021
Attention: Norton L. Travis, Esq.

17.2 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, with respect thereto.

17.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

17.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada, without regard to its conflicts of law principles. The parties hereby submit to the jurisdiction of any federal or state court sitting in Clark County, Nevada for the purpose of any actions or proceedings which may be required to enforce any provision of this Agreement.

17.5 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

17.6 Savings Clause. If any provision of this Agreement, or the application of any provision hereof to any person or circumstances, is held to be legally invalid, inoperative or unenforceable, then the remainder of this Agreement shall not be affected unless the invalid provision substantially impairs the benefit of the remaining portions of this Agreement to all of the parties.

17.7 Exhibits and Schedules. The exhibits and schedules to this Agreement are incorporated hereby as a part of this Agreement as fully as if set forth in full herein.

17.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

17.9 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by (x) any Seller without the prior written consent of the Buyer, or (y) the Buyer without the prior written consent of Sellers; provided, however, that the Buyer shall have the right, without the consent of Sellers, to assign all or any portion of its rights, duties and obligations under this Agreement and under any Transaction Document to any affiliate of the Buyer. The assignment by the Buyer of its rights, obligations or duties hereunder to any affiliate of Buyer shall not release the Buyer from any obligation or duty hereunder.

17.10 Attorneys’ Fees. In the event of a disputed related to this Agreement, any other Transaction Document, or the transactions contemplated hereby or thereby, the prevailing party shall be entitled to all costs incurred in connection with such dispute, including without limitation, reasonable attorneys’ fees and costs through all trial and appellate levels and post-judgment proceedings.

17.11 Electronic Signatures.

(a) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et. seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party will be deemed to have executed this Agreement and each other Transaction Document (including any amendment or other change thereto) unless and until such party shall have executed this Agreement and each other such Transaction Document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate such document.

(b) Delivery of a copy of this Agreement or any other Transaction Document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

17.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ASSOCIATED RADIATION ONCOLOGISTS, INC.

By:
Name:
Title:

RADIATION ONCOLOGY LEASING COMPANY, LTD.

By:
Name:
Title:

Greg Dean, M.D.

Ritchie Stevens, M.D.

Beau James Toy, M.D.

Judy Jackson, M.D.

NEVADA RADIATION THERAPY MANAGEMENT SERVICES, INC.

By:
Name:
Title:

[Signatures Continue on Next Page]

For Purposes of Sections 1.4 and 4.6 only:

RADIATION THERAPY SERVICES, INC.,

By:
Name:
Title:

Exhibit 1.3

ASSET PURCHASE AGREEMENT

between and among

NEVADA RADIATION THERAPY MANAGEMENT SERVICES, INC.

and

ASSOCIATED RADIATION ONCOLOGISTS, INC.

RADIATION ONCOLOGY LEASING COMPANY, LTD.

GREG DEAN, M.D.

RITCHIE STEVENS, M.D.

BEAU JAMES TOY, M.D.

and

JUDY JACKSON, M.D.

DATED: APRIL     , 2005

Exhibit 1.3 (cont.)

MANAGEMENT SERVICES AGREEMENT

MANAGEMENT SERVICES AGREEMENT made as of the          day of April 2005, by and between NEVADA RADIATION THERAPY MANAGEMENT SERVICES, INC., a Nevada corporation with its principal office located at 2234 Colonial Boulevard, Fort Myers, Florida 33907 (“Manager”), ASSOCIATED RADIATION ONCOLOGISTS, INC., a Nevada corporation, with its principal office located at 2337 Dolphin Court, Henderson, Nevada (“ARO”), and GREGORY DEAN, M.D. (“Dr. Dean”), RITCHIE STEVENS, M.D. (“Dr. Stevens”) and JUDY JACKSON, M.D. (“Dr. Jackson”). Each of Dr. Dean, Dr. Stevens and Dr. Jackson shall be referred to herein as a “Physician” and, collectively, as the “Physicians.”

RECITALS

18. ARO wishes to engage Manager to provide it with the necessary equipment, supplies, non-professional personnel and administrative services to assist ARO in the provision of radiation oncology services in connection with ARO’s practice (the “Practice”) at the following locations: (i) 624 South Tonopah Drive, Las Vegas, Nevada 89106; (ii) 3980 South Eastern Avenue, Las Vegas, Nevada 89108; and (iii) Suite 160 Sunrise Mountainview Hospital, Inc., 3150 North Tenaya Way, Las Vegas, Nevada 89128 (the “Facilities”).

19. Manager agrees to provide ARO with the necessary equipment, supplies, personnel and administrative services necessary for ARO to conduct the Practice in accordance with the terms hereof.

20. The parties have elected to enter into this Agreement to memorialize their obligations, as well as their agreements with respect to the provision of facilities, equipment, personnel, supplies and services by Manager exclusively to ARO for its Practice at the Facilities.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

21. Term. The term of this Agreement shall commence as of                      (the “Commencement Date”) and shall continue for an initial period of thirty-six (36) months (the “Initial Term”). Upon mutual agreement of Manager and ARO, with respect to the terms and conditions, upon the expiration of the Initial Term, this Agreement may be renewed for an additional twelve (12) month period (the “Renewal Term”). The Initial Term and the Renewal Term shall be referred to collectively herein as the “Term.”

22. Services to be Rendered.

22.1 Manager hereby grants ARO a license to utilize the Facilities and ARO agrees to license the Facilities upon the terms and conditions set forth herein. Manager shall make all arrangements for and pay all costs associated with the Facilities including but not limited to the utilities necessary for the operation of ARO’s Practice at the Facilities, including, without limitation, electricity, water, gas, telephone, waste (office and medical, including radioactive medical waste) collection and removal and janitorial services at the Facilities.

Exhibit 1.3 (cont.)

22.2 Manager hereby grants ARO a license to utilize furniture, fixtures and equipment at the Facilities as are described on Exhibit A hereof (the “Equipment”) and ARO agrees to license the use of such Equipment from Manager. The Equipment set forth on Exhibit A is deemed reasonable and necessary by the parties for the proper and efficient operation of the Practice. Manager shall maintain all Equipment in good repair, condition and working order, and shall furnish all parts and services for the Equipment reasonably required therefore including, without limitation, preventative and routine maintenance as necessary and appropriate, as determined by Manager, in its reasonable discretion, upon consultation with ARO, to maintain the Equipment in an acceptable state of repair and serviceability. To the extent any Equipment becomes inoperable or is otherwise in need of immediate repair, ARO, upon notice to Manager, may elect to cause such Equipment to be repaired and deduct the reasonable costs incurred by ARO as a result of such repairs from Management Fees payable hereunder. In the event Manager demonstrates it is able to cause any Equipment to be repaired within the reasonable timeframe requested by ARO or otherwise prior to or within the same time period any third party engaged by ARO is able to provide such repairs, any such repairs shall be provided by Manager or parties engaged by Manager. The Equipment provided hereunder shall, at all times, be and remain the property of Manager. ARO shall not cause or permit the Equipment to be subject to any lien, levy, attachment, encumbrance or charge, or to any judicial process of any kind whatsoever, and shall not remove the Equipment from the Facilities without the prior written consent of Manager.

22.3 In the event ARO, in its reasonable discretion, determines additional or replacement equipment is necessary for the operation of the Practice and Manager, in its reasonable discretion, agrees that such additional or replacement equipment is necessary, such equipment shall be provided by Manager.

22.4 Manager also agrees to provide ARO with certain administrative services and personnel at or in connection with the services at the Facilities. ARO agrees to engage Manager to provide it with such administrative services and personnel, which shall include:

(a) General Management. ARO shall have authority and responsibility to manage, conduct and administer the day-to-day operations of the Practice.

(b) Supplies. Manager shall provide ARO with such office and medical supplies as are necessary for patient care and treatment and the operation of the Facilities by ARO as reasonably determined by the Manager upon consultation with ARO. In the event ARO, in its reasonable discretion, determines additional or replacement supplies are required for the normal operation of the Practice, ARO shall contact Manager and Manager shall supply such items as reasonably requested. In the event Manager is unable to provide such supplies within a timeframe to allow for uninterrupted operation of the Practice, ARO may, upon consultation with and approval from Manager, which approval shall not be unreasonably withheld, acquire such supplies from a party other than Manager and, upon provision to Manager of sufficient proof of payment therefor, deduct the cost of such supplies from the Management Fee payable hereunder.

(c) Scheduling. Manager, at the direction of ARO shall maintain patient appointment scheduling services on behalf of ARO, which services shall include obtaining all appropriate pre-certification, demographic, insurance and related materials with respect to patients.

Exhibit 1.3 (cont.)

(d) Licensing, Inspection and Regulatory Fees. Manager shall be responsible for all licensing, inspection and regulatory fees incurred in connection with the services provided by Manager hereunder.

(e) Personnel. Manager shall provide, on behalf of ARO, all non-professional support personnel including, but not limited to, technicians, physicists, dosimetrists, nurses, receptionists, secretaries, clerks, management personnel, including without limitation, a Facilities manager which Facilities manager shall be Susan Tranquillo (“Tranquillo”) and/or other personnel as necessary, as mutually reasonably determined by the Manager and ARO (“Leased Personnel”). Manager, upon consultation with ARO, shall be responsible for recruiting, training, managing, supervising (except as set forth below), compensating and terminating such personnel. Manager shall be responsible for all salaries, fringe benefits, taxes and insurance necessary with respect to such individuals; provided however, Manager shall not be required to provide Tranquillo with an annual salary in excess of $110,000. ARO shall have the right to provide Tranquillo with additional compensation as it deems necessary or appropriate in its discretion (“Additional Tranquillo Compensation”). Any Additional Tranquillo Compensation shall be borne solely by ARO and shall not be deducted from the Management Fee payable hereunder. Leased Personnel shall remain employees of Manager, and not employees of ARO. At such times as the Leased Personnel are providing services on ARO’s behalf, ARO shall have authority and responsibility for (i) the supervision and control of the Leased Personnel (while providing services on the Practice’s behalf) and (ii) determining the means and methods by which each Leased Personnel provides services hereunder.

22.5 The selection and employment of Leased Personnel shall be at all times subject to the reasonable approval of ARO and ARO shall have the right to require the immediate removal of any Leased Personnel from any Facility (i) if ARO believes in its reasonable discretion that such Leased Personnel presents a danger to patient safety or welfare or is disruptive to ARO’s operations or (ii) provided such removal is in compliance with such guidelines, policies and procedures as mutually agreed to by Manager and ARO. Upon such removal of any Leased Personnel, Manager shall promptly provide a replacement that shall be acceptable to ARO as provided herein.

22.6 Contract Negotiations. Manager shall advise ARO with respect to and, upon request by ARO, negotiate, on ARO’s behalf contractual arrangements with third parties as are reasonably necessary to the extent requested by ARO, and appropriate, including, without limitation, negotiated price agreements with managed care plans and third party payors, alternative delivery systems, or other purchasers of group health care services. Ultimate authority to enter into such arrangements shall remain with ARO.

22.7 No Marketing. Manager and ARO expressly agree and acknowledge that Manager is not being engaged to, nor at any time shall Manager, provide marketing services, directly or indirectly, to or on behalf of ARO or any Physician.

22.8 Quality Assurance. During the Term, ARO, the Physicians and all Leased Personnel shall participate in such quality assurance programs as ARO and Manager shall reasonably determine are mutually beneficial.

Exhibit 1.3 (cont.)

22.9 General Responsibilities of the Manager. The Manager will be responsible for general management and administration operations of the ARO, excluding the provision of medical services. The Manager shall not engage in any activity that involves the practice of medicine or that would cause the Manager to be subject to licensure under Chapter 630 of the Nevada Revised Statutes or any other Nevada State or local law or ordinance with the exception of state business registration and local business permits.

23. Fees.

23.1 Management Fee. In consideration of the services being provided hereunder by Manager, ARO shall pay Manager an amount equal to the collections of ARO attributable to the provision of radiation therapy services provided at the Facilities from and after the Commencement Date (“Facilities Collections”), after deducting from such Facilities Collections an amount equal to twenty-five percent (25%) of such Facilities Collections (such percentage being referred to herein as the “Professional Component”), which Professional Component shall be retained by ARO. In addition, ARO shall deduct the amounts, if any, paid by ARO, as set forth in Sections 2(b) and 2(d)(ii) of this Agreement (the “ARO Expenses”). The difference between the Facilities Collections and the total of the Professional Component and the ARO Expenses shall be referred to herein as the “Management Fee.” The costs attributable to Manager’s provision of the Leased Personnel shall be the actual cost therefor without add-on or mark-up.

23.2 ARO and each Physician agree and acknowledge that FSS (as defined in Section 4(a) below) shall continue to provide billing and collection services for a period of not less than twelve (12) months following the expiration or other termination of this Agreement with regard to professional services rendered by ARO prior to such termination. Following the expiration or other termination of this Agreement, each of Manager and ARO shall continue to be entitled to its respective share of Facilities Collections for services provided prior to the expiration or other termination of this Agreement but actually received following such expiration or termination.

23.3 Manner of Payment. Payment by ARO of the Management Fee shall be due no later than the fifteenth (15th) day of the month following the last day of the month in which services were rendered by Manager hereunder.

23.4 Physician Indemnification. To the extent any acts or omissions of ARO or any Physician occurring prior to the Closing Date cause any reduction in Facilities Revenues, ARO shall immediately pay Manager an amount equal to such reduction. In addition, if as a result of (i) the failure by ARO or any Physician to comply with the FSS Documentation Standards (as such term is defined in Section 4(b) below) or (ii) the provision by ARO or any Physician of inaccurate Coding Data (as such terms is defined in Section 4(c) below), Facilities Revenues are reduced (a “Reduction”), ARO or the Physician responsible shall immediately pay Manager an amount equal to the amount of such Reduction. In no event shall ARO or any Physician be responsible for (i) any reduction if the Manager provided ARO or the responsible Physician with written notice of any documentation or coding error and such error was cured by ARO or the responsible Physician or (ii) if the Manager failed, at least five (5) days prior to billing, to provide written notice to ARO or the responsible Physician of such documentation or coding error.

Exhibit 1.3 (cont.)

23.5 Security Interest. To the extent authorized by law, Manager shall, have a continuing security interest in all accounts receivable of ARO, from and after the Commencement Date, whether existing as of the date hereof or later-acquired, evidencing services rendered at any facilities and all accessions thereto, substitutions therefor and replacements, products and proceeds thereof. ARO and each Physician shall promptly execute and deliver any and all further instruments and documents, and take all further action that Manager may reasonably request, in order to perfect any security interest granted or purported to be granted by ARO hereunder or to enable Manager to exercise and enforce its rights and remedies hereunder with respect to the collateral in which a security interest has been granted. Without limiting the generality of the foregoing, ARO shall execute and file such financing or continuation statements, or amendments thereto, and such other similar instruments or notices as may reasonably be deemed necessary or desirable by Manager, or as Manager may otherwise reasonably request, in order to perfect and preserve the security interests granted to Manager hereunder.

24. Billing and Collections.

24.1 Manager shall engage its affiliate, Financial Services of Southwest Florida LLC, a Florida limited liability company, (“FSS”) to provide billing and collection services on behalf of ARO pursuant to that certain Billing Services Agreement attached hereto as Exhibit B.

24.2 At all times during the Term of this Agreement, ARO and each Physician shall comply with documentation standards of FSS then in effect, which standards FSS represents and warrants are and will be in compliance with all applicable law and with FSS’s comprehensive compliance program (the “Documentation Standards”). A copy of FSS’s current Documentation Standards are attached hereto as Exhibit C. Any revision to the Documentation Standards applicable to ARO and the Physicians shall only be effective upon the mutual, written consent of ARO and the Physicians, provided however, in the event such Documentation Standards require revision to comply with any applicable law, FSS shall revise them accordingly and timely provide ARO with copies of such revisions. Gregory Dean, M.D. shall be invited by Radiation Therapy Services, Inc., the parent of Manager (“RTSI”) to serve on RTSI’s Physician Advisory Board.

24.3 At all times during the Term of this Agreement, ARO shall be responsible for the codes assigned to patient charts, including, but not limited to, the accuracy, legality and appropriateness of such codes; the accuracy of fee schedules; and the accuracy of all other data provided to FSS (collectively, “Coding Data”).

25. Representations of ARO and Physicians. ARO and each Physician hereby makes the following representations, warranties and covenants to Manager, each of which is material and is being relied upon by Manager, and each of which shall be true as of the date hereof and shall continue during the term of this Agreement:

25.1 Accuracy of Information. Any and all factual information furnished by ARO to Manager is true and accurate in all material respects and all information furnished by ARO and each Physician to Manager in the future, will be true and accurate in all material respects as of the date on which such information is furnished.

Exhibit 1.3 (cont.)

25.2 Licensed Providers. ARO and each physician engaged by ARO to provide services at the Facilities shall be duly licensed to practice medicine in the State of Nevada and shall be board certified or board eligible in the specialty of radiation therapy and shall maintain professional liability insurance in minimum amounts of $1,000,000/$3,000,000 per annum.

25.3 Upon the Commencement Date, ARO and each Physician will have all necessary material licenses, certificates, permits, approvals, franchises, notices and authorizations issued by governmental entities or other regulatory authorities, federal, state or local, required for the operation of ARO and the operation of the Practice (the “Permits”). All of the Permits are in full force and effect. To the knowledge of ARO and each Physician, neither ARO nor any Physician has engaged in any activity which would cause or permit revocation or suspension of any such Permit, and, to the knowledge of ARO and each Physician, no action or proceeding seeking to or contemplating the revocation or suspension of any such Permit is pending or threatened. To the knowledge of ARO and each Physician, there are no existing defaults or events of default or events or state of facts which, with notice or lapse of time or both, would constitute a default by ARO or any Physician of any material Permit. To the knowledge of ARO and each Physician, neither ARO nor any Physician has any knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any material Permit. The transactions contemplated by this Agreement hereby will in no way (i) affect the continuation, validity or effectiveness of the Permits or (ii) require the consent of any person or entity.

25.4 No Encumbrances. Title to the Equipment and other property provided by Manager hereunder shall remain with Manager. ARO shall not take any action which would adversely affect or encumber Manager’s title or interest in the Equipment.

25.5 Responsibility for Professional Medical Services. ARO shall be and remain fully responsible for all professional medical services provided at the Facilities. In no event shall Manager be deemed to be engaged in the practice of medicine.

25.6 Duly Authorized. This Agreement has been duly authorized, executed and delivered by ARO and each Physician and is binding upon it and them.

25.7 Duly Organized. ARO is duly organized and in good standing under the laws of the State of Nevada and upon the Commencement Date will be authorized and qualified to do all things required of it under this Agreement.

25.8 Shareholders. The Physicians and Beau Toy, M.D. are the owners of all of the issued and outstanding shares of ARO (the “ARO Shares”). There are no outstanding agreements, actions, warrants, rights, contracts, calls, puts or other agreements or commitments pending for the disposition or acquisition of any of the ARO Shares.

25.9 Capacity to Contract. Upon the Commencement Date, ARO and each Physician will have the authority to fulfill the obligations required of it and them hereunder and, to the best of ARO’s and each Physician’s knowledge and belief, nothing prohibits or restricts the right or ability of ARO or any Physician to carry out the terms of this Agreement.

Exhibit 1.3 (cont.)

25.10 Violations of Other Instruments. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby, to the knowledge of ARO and each Physician, violates (i) any agreement of ARO or any Physician (ii) the certificate of incorporation or any governing documents of ARO, or (iii) any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach or acceleration of any of the terms of or will constitute a default under or result in the termination of any contract or agreement to which ARO or any Physician is a party or by which ARO or any Physician is bound. To the knowledge of ARO and each Physician, no consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required to be obtained by ARO or any Physician in connection with the execution and delivery of this Agreement.

26. Manager’s Representations. Manager hereby makes the following representations, warranties, and covenants to ARO and each Physician, each of which is material and is relied upon by ARO, and each of which shall be true as of the date hereof and shall continue during the term of this Agreement:

26.1 Duly Authorized. This Agreement has been duly authorized, executed and delivered by Manager and is binding upon it;

26.2 Duly Organized. Manager is duly organized under the laws of the State of Nevada and authorized and qualified to do all things required of it under this Agreement;

26.3 Capacity to Contract. Manager has the capacity and authority to fulfill the obligations required of it hereunder and, to the best of Manager’s knowledge and belief, nothing prohibits or restricts the right or ability of Manager to carry out the terms hereof; and

26.4 Violations of Other Instruments. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby, violates (i) any agreement of Manager (ii) the certificate of incorporation or any governing documents of Manager, or (iii) any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach or acceleration of any of the terms of or will constitute a default under or result in the termination of any contract or agreement to which Manager is a party or by which Manager is bound. No consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required to be obtained by Manager in connection with the execution and delivery of this Agreement.

26.5 Responsibility for Professional Medical Services. ARO shall be and remain fully responsible for all professional medical services provided at the Facilities. In no event shall Manager be deemed to be engaged in the practice of medicine.

Exhibit 1.3 (cont.)

27. Operation of Facilities.

27.1 In the performance of their respective obligations hereunder, ARO and Manager shall comply with all applicable regulations and laws (including, without limitation, applicable zoning regulations and rules and regulations governing the practice of medicine) and shall use commercially reasonable efforts to ensure that the Facilities comply with the rules and regulations of all regulatory bodies, agencies or authorities having jurisdiction over them.

27.2 Manager shall provide ARO with access to the Facilities at all times during the Term of this Agreement.

28. Assignment.

28.1 Neither ARO nor any Physician shall:

(a) assign, mortgage or encumber this Agreement, or sublicense any Facility or any part of it, or permit its use by others for any purpose unless Manager gives the its prior written consent, which consent may be withheld in Manager’s sole discretion, except that ARO may employ additional physicians, as it deems necessary to carry out its medical practice without the consent of Manager.

(b) pledge, loan, create a security interest in, or abandon possession of, any Facility;

(c) attempt to dispose of any Facility or any part of any Facility; or

(d) permit any liens or legal process arising by, through or under ARO, to be incurred or levied on any Facility or the Practice or any part thereof.

28.2 Any action taken by ARO in contravention of the provisions of Section 8(a) shall be void ab initio.

29. Casualty.

29.1 If any Facility or Equipment are damaged or partially destroyed by fire or other casualty whereby such Facility is partially tenantable and/or such Equipment is at least partially usable for the purposes intended hereunder, and if in Manager’s reasonable discretion, which shall be rendered within thirty (30) days of the occurrence of said damage, said damage can be fully repaired within ninety (90) days after the occurrence of the damage, Manager shall repair, at Manager’s cost (or through the use of insurance proceeds) such damage and ARO shall continue to occupy and utilize the Facility or Equipment.

29.2 If said damage or partial destruction cannot, in the opinion of Manager, be fully repaired within such ninety (90) day period or if the damage or destruction has rendered the Facility wholly untenantable or the Equipment wholly unusable, Manager shall, within sixty (60) days of the occurrence of such damage provide reasonably similar facilities elsewhere.

Exhibit 1.3 (cont.)

30. Independent Contractor.

30.1 This Agreement is by and between Manager and ARO and is not intended, and shall not be construed, to create an employment relationship, partnership or other such association as between the parties. Each party is an independent contractor of the other.

30.2 Neither Manager nor its employees or agents shall look to ARO for vacation pay, sick leave, retirement benefits, Social Security, worker’s compensation, disability or unemployment insurance benefits, or other employee benefits; nor shall ARO or its employees look to Manager for the same.

30.3 In performing the services required hereunder, ARO and its physician-employees and contractors shall exercise independent professional judgment. Manager shall not exercise any control over matters of ARO involving the exercise of professional medical judgment.

30.4 In the event the Internal Revenue Service or any other governmental agency shall, at any time, question or challenge the independent contractor status of either party, the party who received notice of same shall promptly notify the other party and afford the other party the opportunity to participate in any discussion or negotiation with the Internal Revenue Service or other governmental agency, irrespective of by whom such discussions or negotiations are initiated. The other party shall participate in any such discussions or negotiations to the extent permitted by the Internal Revenue Service or other governmental agency.

30.5 All medical records with respect to ARO’s patients shall belong to ARO. During the Term of this Agreement, such records shall be stored at such location or locations as ARO shall direct. Upon any termination of this Agreement, ARO, at its own expense, shall remove such records from such location or locations. Notwithstanding the foregoing, the Manager shall be provided with access to such records, as requested, for billing and all other reasonable purposes. Manager’s rights set forth in this Section 10(e) shall expressly survive any termination of this Agreement.

31. Default by ARO.

31.1 The occurrence of any one of the following shall constitute a default by ARO hereunder:

(a) if ARO fails to pay the Management Fees when due and such Management Fees remain unpaid five (5) days following Manager’s delivery of written notification of such non-payment to ARO;

(b) if ARO attempts to or actually does remove, sell, transfer, encumber, subleases, sublicenses or part with possession of the Equipment, or vacates or abandons the Facilities, and such breach remains uncured for a period of thirty (30) days after delivery of written notice thereof to ARO from Manager, or if such breach cannot be cured within thirty (30) days, ARO has failed to commence to cure such breach within such thirty (30) day period and diligently proceeded to effect such cure;

(c) if ARO is deemed to be in breach of any of the material representations, warranties or covenants of this Agreement (it being specifically understood that if

Exhibit 1.3 (cont.)

a Physician leaves ARO or ceases to be employed by ARO such action shall not be deemed to be a breach of this Agreement or any other agreement entered into between the parties or their affiliates except as otherwise provided in Sections 11(a)(v) and 11(a)(vi) of this Agreement), and such breach remains uncured for a period of thirty (30) days after delivery of written notice thereof to ARO from Manager, or, if such breach cannot be cured within thirty (30) days, ARO has failed to commence to cure such breach within such thirty (30) day period and diligently proceeded to effect such cure;

(d) if ARO, any Physician or Radiation Oncology Leasing Company Ltd., a Nevada corporation (“ROLC”) is deemed to be in breach of any of the material representations, warranties or covenants of that certain Asset Purchase Agreement dated as of                 , 2005 between Manager, ARO, ROLC and the Physicians (the “Asset Purchase Agreement”) and such breach has a Material Adverse Effect (as such term is defined in the Asset Purchase Agreement) on the Manager; and such breach remains uncured for a period of thirty (30) days after delivery of written notice thereof to ARO from Manager, or, if such breach cannot be cured within thirty (30) days, ARO, any Physician or ROLC has failed to commence to cure such breach within such thirty (30) day period and diligently proceeded to effect such cure;

(e) except for the death or disability of a Physician, in the event of the sale or other disposition of any ARO Shares which result in the controlling interest of all outstanding ARO Shares being held by persons or entities other than the Physicians;

(f) in the event Dr. Stevens or Dr. Dean transfers, sells or otherwise disposes of his ARO Shares prior to the expiration or other termination of this Agreement or otherwise ceases to practice medicine in connection with the Practice prior to the expiration of the Term other than as a result of his death or disability. For purposes of this Agreement, “Disability” shall be defined as the inability of Dr. Stevens and Dr. Dean, as the case may be, to practice medicine as a radiation oncologist for a period in excess of ninety (90) consecutive days or any ninety (90) or more days during any three hundred sixty-five day period.

(g) if ARO fails to observe or perform any of its other obligations hereunder in any material respect and such failure continues uncured for a period of thirty (30) days after delivery of written notice thereof to ARO from Manager or, if such failure cannot be cured within such thirty (30) day period, ARO has failed to commence to cure such failure within such thirty (30) day period and diligently proceeded to effect such cure;

(h) if ARO (A) ceases to practice medicine, in the specialty of radiation therapy; (B) makes an assignment for the benefit of creditors; (C) admits in writing its inability to pay its debts as they become due; (D) files a petition seeking reorganization, an arrangement, readjustment, or similar arrangement under any present or future statute, law or regulation; (E) files an answer admitting the material allegations of a petition filed against it in any such proceeding; or (F) consents to or acquiesces in the appointment of a trustee, receiver or liquidator of all or any substantial part of its assets or properties;

(i) if within sixty (60) days after the commencement of any proceedings against ARO seeking reorganization or similar relief under any present or future statute, law or regulation, such proceedings shall have not been dismissed, or if within sixty (60)

Exhibit 1.3 (cont.)

days after the appointment (without ARO’s consent or acquiescence) of any trustee, receiver or liquidator of all or any substantial part of its assets or properties, such appointment shall not have been vacated; or

(j) if ARO, Dr. Stevens or Dr. Dean is finally determined, by an appropriate governing body or court, to have violated any applicable law, rule, regulation or ethical standard related to the conduct of the practice of medicine which results in ARO or such Physician being unable to provide professional medical services.

31.2 Upon a default by ARO, which has not been cured within the applicable cure period, Manager shall have the right to immediately terminate this Agreement.

32. Default by Manager.

32.1 The occurrence of any one of the following shall constitute a default by Manager hereunder.

(a) If Manager fails to observe or perform any of its obligations hereunder in any material respect and such failure continues uncured for a period of thirty (30) days after written notice thereof to Manager from ARO or, if such failure cannot be cured within such thirty (30) day period, the Manager has failed to commence to cure such failure within such thirty (30) day period and diligently proceed to effect such cure;

(b) If Manager: (A) makes an assignment for the benefit of creditors; (B) admits in writing its inability to pay its debt as they become due; (C) files a petition seeking reorganization and arrangement, readjustment or similar arrangement under the present or future statute, law or regulation, if any present or future; (D) files an answer admitting the material allegations of a petition filed against it and any such proceeding; or (E) consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of all or any part of its assets or properties;

(c) If, within sixty (60) days after the commencement of any proceedings against Manager seeking reorganization or similar relief under any present or future statute, law or regulation, such proceedings shall have not been dismissed, or if within sixty (60) days after the appointment (without Manager’s consent or acquiescence) of any trustee, receiver or liquidator of all or any substantial part of its assets or properties, such appointment shall not have been vacated; or

(d) In the event Manager is deemed to be in breach of any of its material obligations under the terms of the Asset Purchase Agreement, and such breach remains uncured for a period of thirty (30) days after delivery of written notice thereof to Manager, or, if such breach cannot be cured within thirty (30) days, Manager has failed to commence to cure such breach within such thirty (30) days period and diligently proceeded to effect such cured.

32.2 Upon a default by Manager, which has not been cured within the applicable cure period, ARO shall have the right to immediately terminate this Agreement.

Exhibit 1.3 (cont.)

33. Termination.

33.1 This Agreement shall terminate upon the following events:

(a) the mutual written agreement of the parties;

(b) as provided in Section 1; or

(c) as provided in Section 9.

33.2 Surrender of Facilities and Equipment. Upon the expiration or other termination of this Agreement, ARO and each Physician at its and their own expense, shall immediately (i) relinquish control of the Facilities and Equipment, (ii) vacate the Facilities, and (iii) remove all of its personal property, together with all liens, encumbrances and rights of others created by or suffered to exist by the actions or inactions of ARO and any and all amounts due and owing by ARO to Manager shall be due and payable in accordance with the terms of this Agreement.

34. Restrictive Covenant.

34.1 Except as set forth in Section 14(e) below, at all times while this Agreement remains in effect and through                 , 2011, each of the Physicians and ARO agrees that they and it shall not, directly or indirectly:

(a) engage in the ownership, operation or management of any radiation oncology practice or facilities or otherwise engage in the provision of radiation oncology services (whether as a separate business or in conjunction with any other business (a “Competing Business”) within Clark County, Nevada (the “Service Area”); or

(b) have any interest, whether as owner, stockholder, partner, member, director, officer, employee or consultant in any Competing Business in the Service Area.

34.2 Each of the Physicians and ARO acknowledges that the restrictive covenant contained herein has unique value to Manager, the breach of which cannot be adequately compensated in an action of law. Each of the Physicians and ARO further agrees that, in the event of the breach of the restrictive covenants contained herein, Manager shall be entitled to obtain appropriate equitable relief, including, without limitation, a permanent injunction or similar court order enjoining either or both of them from violating any of such provisions, and that pending the hearing and the decision on the application for permanent equitable relief, Manager shall be entitled to a temporary restraining order and a preliminary injunction. The prevailing party shall be entitled to reimbursement from the other party of its reasonable costs and expenses (including attorneys’ fees and disbursements) of, or related to, such action or proceeding. No such remedy shall be construed to be the exclusive remedy of Manager and any and all such remedies shall be held and construed to be cumulative and not exclusive of any rights or remedies, whether at law or in equity, otherwise available under the terms of this Agreement, at common law, or under federal, state or local statutes, rules and regulations.

34.3 If any court of competent jurisdiction shall deem any of the restrictive covenants contained in this Section 14, or portion of any such covenants, too extensive or unenforceable, the other provisions of this Section 14 shall nevertheless stand and remain

Exhibit 1.3 (cont.)

enforceable according to their terms. In such circumstance, the parties hereto expressly authorize the court to modify such covenants or offending portion thereof, so that the restrictions, limitations and scope of the restrictive covenants extend for the longest period, comprise the largest territory and are enforceable to the maximum permissible extent by law under the circumstances.

34.4 The provisions of this Section 14 shall survive any expiration or other termination of this Agreement.

34.5 In the event any court of competent jurisdiction shall deem (i) Manager to be in default of any material provision of this Agreement, (ii) Buyer to be in default of any material provision of the Asset Purchase Agreement, or (iii) FSS to be in default of any material provision in the Billing Agreement, the restrictive covenant in this Section 8 shall be immediately terminated and of no force and effect.

35. Default In Other Instances. In addition to and not in limitation of any of the other provision of this Agreement, any failure on the part of Manager, ARO or the Physicians to undertake any of their respective material obligations under this Agreement or any agreement made or entered into in connection with this Agreement shall constitute an event of default under this Agreement provided such default remains uncured for a period of thirty (30) days after written notice from the non-breaching party, or if such default cannot be cured within such thirty (30) day period, the defaulting party has failed to commence to cure such default within such thirty (30) day period and diligently proceed to effect such cure. Upon the occurrence of an event of default, the non-defaulting party shall have all remedies available at law and equity.

36. Confidentiality. The terms and conditions of this Agreement are and shall be treated as confidential, and shall not hereafter be disclosed by any party hereto or any of their respective attorneys to any person or entity, except to financial and legal advisors and others who need to know them to effectuate the purposes of this Agreement, or as may be required by law. Any individual to whom the terms and conditions of this Agreement have been disclosed will be advised of and shall abide by the confidentiality instructions of this Section 16.

37. Regulatory Matters.

37.1 The parties hereto acknowledge and agree that the amounts due to Manager from ARO pursuant to this Agreement have been determined by the parties through good faith and arm’s length bargaining to be commercially reasonable, to reflect fair market value and to not in any way be based upon the volume or value of patient referrals or any other business generated between the parties. Manager and ARO enter into this Agreement with the intent of conducting their relationship and implementing the agreements contained in this Agreement in full compliance with applicable federal, state and local law, including without limitation, the Medicare/Medicaid Anti-Kickback statute (the “Anti-Kickback Law”) and Section 1877 of the Social Security Act (the “Stark Law”), as amended. Notwithstanding any unanticipated effect of any of the provisions of this Agreement, neither party will intentionally conduct itself under the terms of this Agreement in a manner that would constitute a violation of the Anti-Kickback Law or the Stark Law. Without limiting the generality of the foregoing, Manager and ARO expressly agree that nothing contained in this Agreement shall require either party to refer any patients to the other, or to any affiliate or subsidiary of the other.

Exhibit 1.3 (cont.)

37.2 Change of Law. In the event that any law, rule, regulation applicable to this Agreement or any rule or policy of any third-party payor, or any policy, or any interpretation thereof at any time during the term of this Agreement is modified, implemented, threatened to be implemented, or determined to prohibit, restrict or in any way materially change the terms of this Agreement, or by virtue of the existence of this Agreement has or will have a material adverse affect on the ability of either party to this Agreement to engage in any commercial activity on terms at least as favorable to that party as those reasonably attributable as of the date hereof (each of the foregoing being referred to herein as a “Change”), then the parties to this Agreement shall negotiate in good faith to amend this Agreement to the minimum degree necessary in a manner consistent with such change and the intent of the parties. If the parties are unable to reach agreement as to any such amendment reasonably necessary to remove the jeopardy contemplated herein, within sixty (60) days, this Agreement shall thereafter automatically terminate.

37.3 Each party represents and warrants to the other that (i) it is not currently excluded, debarred or otherwise ineligible to participate in Medicare or any federal health care program under section 1128 and 1128A of the Social Security Act or as defined in 42 U.S.C. § 1320a-7b(f) (the “Federal Health Care Programs”); (ii) has not been convicted of a criminal offense related to the provision of healthcare items or services and has not yet been excluded, debarred, or otherwise declared ineligible to participate in any Federal Health Care Program; and (iii) is not under investigation or otherwise aware of any circumstances with may result in such party being excluded from participation in any Federal Health Care Program. The foregoing representation shall be an ongoing representation and warranty during the term of this Agreement and each party shall immediately notify the other party of any change in the status of the representation and warranty set forth in this Section 17, at which time the notified party will have the right to immediately terminate this Agreement.

37.4 For purposes of this Section 17, “protected health information”, or PHI, has the meaning defined by the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Part 160 and Subparts A and E of Part 164 (the “Privacy Standards”), as promulgated by the Department of Health and Human Services (“HHS”) pursuant to the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). Manager agrees to reasonably safeguard PHI from any intentional or unintentional disclosure in violation of the Privacy Standards by implementing appropriate administrative, technical and physical safeguards to protect the privacy of PHI. ARO, with the assistance of Manager further agrees to implement appropriate administrative, technical and physical safeguards to limit incidental disclosures of PHI, including disclosures to Manager, its subcontractors and agents, unless such disclosure is in accordance with the Business Associate Agreement attached hereto in the form of Exhibit C.

38. Transition. At any time, during the period which is six (6) months prior to the end of the Initial Term or any Renewal Term, Manager shall have the right to provide the use of the Facilities to such professionals as it deems necessary and appropriate in order to transition the use of the Facilities from ARO to such individuals or entities as Manager may designate. The provision of such professionals shall be at Manager’s sole cost and expense and such professionals shall not interfere with the operations of ARO.

Exhibit 1.3 (cont.)

39. Miscellaneous.

39.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by certified mail, postage prepaid, return receipt requested or by a nationally recognized overnight courier, and shall be deemed given when so delivered personally or by facsimile, or if mailed, five (5) days after the date of mailing as follows:

If to Manager:

Nevada Radiation Therapy Management Services, Inc.
2234 Colonial Boulevard
Fort Myers, Florida 33907
Attention: Daniel E. Dosoretz, M.D.

with a copy to:

Garfunkel, Wild & Travis, P.C.
111 Great Neck Road, Suite 503
Great Neck, New York 11021
Attention: Norton L. Travis, Esq.

If to ARO or the Physicians

Associated Radiation Oncologists, Inc.
624 S. Tonopah
Las Vegas, Nevada 89106
Attention: Gregory Dean, M.D.

with a copy to:

Levine, Garfinkel & Katz
3441 S. Eastern Avenue, Suite 600
Las Vegas, Nevada 89109
Attention: Ira S. Levine, Esq.

or to such other address and to the attention of such other person(s) or officer(s) as either party may designate by written notice.

39.2 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law. The parties hereby submit to the jurisdiction of any federal or state court sitting in Clark County, Nevada for the purpose of any actions or proceedings which may be required to enforce any provision of this Agreement.

Exhibit 1.3 (cont.)

39.3 Further Instruments. At any time and from time to time, each party shall, without further consideration and at its own expense, take such further actions and execute and deliver such further instruments as may be reasonably necessary to effectuate the purposes of this Agreement.

39.4 Entire Agreement. This Agreement (including the exhibits hereto) contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements between them, written or oral.

39.5 Severability. In the event that any term or provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, rule or regulation, such term or provision shall be deemed severed from this Agreement and the remaining terms and provisions shall remain unaffected thereby provided the invalid term does not materially alter the basic purpose or intent of this Agreement.

39.6 Assignment. Nothing in this Agreement shall permit assignment by ARO or any Physician without the express prior written consent of the Manager. Manager upon reasonable notice shall have the right, without the consent of ARO or any Physician, to assign all or any portion of its rights, duties and obligations under this Agreement to any subsidiary or other affiliate of Manager.

39.7 Waiver of Breach. No waiver of a breach of any provision of this Agreement shall be construed to be a waiver of any breach of any other provision of this Agreement or of any succeeding breach.

39.8 Amendments. This Agreement shall not be changed or modified except by an instrument in writing executed by both parties hereto. Without limiting any other provision herein, in the event that rules, policies, directives and/or orders of the United States Department of Health and Human Services or any other applicable federal, state, or local agency or third-party payor necessitate modifications or amendments to this Agreement, the parties hereto agree to so modify or amend this Agreement to conform with such rules, policies, directive and/or orders, provided they do not materially affect the duties and obligations of the parties hereunder.

39.9 Attorneys’ Fees. In the event of a dispute hereunder, the prevailing party shall be entitled to all of its costs incurred in connection with the disposition of such dispute, including, without limitation, reasonable attorneys’ fees and costs through all trial and appellate levels and post judgment proceedings.

39.10 Survival. The representations and warranties of the parties contained herein shall survive the execution of this Agreement for a period of twenty-four (24) months from the date hereof.

39.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Exhibit 1.3 (cont.)

NEVADA RADIATION THERAPY MANAGEMENT SERVICES, INC.

By:
Name:
Title:

ASSOCIATED RADIATION ONCOLOGISTS, INC.

By:
Name:
Title:

Gregory Dean, M.D.

Ritchie Stevens, M.D.

Judy Jackson, M.D.

Exhibit 1.3 (cont.)

EXHIBIT A

EQUIPMENT

Exhibit 1.3 (cont.)

MANAGEMENT SERVICES AGREEMENT

BETWEEN

NEVADA RADIATION THERAPY MANAGEMENT SERVICES, INC.

ASSOCIATED RADIATION ONCOLOGISTS, INC.

GREGORY DEAN, M.D.

RITCHIE STEVENS, M.D.

AND

JUDY JACKSON, M.D.

as of April     , 2005

GARFUNKEL, WILD & TRAVIS, P.C.

111 Great Neck Road

Great Neck, New York 11021

(516) 393-2200

Exhibit 1.3 (cont.)

List of Omitted Exhibits and Schedules

Exhibit 1.1(a)	Bill of Sale
Schedule 1.1(a)(v)	URLs
Schedule 1.1(a)(viii)	NBLC
Schedule 1.1(c)	Assets
Schedule 1.1(d)	Permitted Liens
Schedule 1.4(c)	Allocation
Schedule 3.1(b)	Shareholders
Schedule 3.2	Financial Statements
Schedule 3.3	Absence of Changes
Schedule 3.5	Violation of Other Instruments
Schedule 3.6	Legal Matters
Schedule 3.7(b)	Permits
Schedule 3.7(c)	Medicare
Schedule 3.8	Taxes
Schedule 3.9	Environmental
Schedule 3.10	Agreements
Schedule 3.12	Inspections
Schedule 3.14	Rates and Reimbursement Policies
Schedule 3.15	Licenses
Schedule 3.16	Insurance
Schedule 3.18	Patents, Trademarks
Schedule 3.19	Licensure
Schedule 3.21	Leased Real Property
Schedule 3.22	Increased Compensation
Schedule 3.22(a)	List of Employee Agreements
Schedule 3.22(b)	List of Employees
Schedule 3.22(c)	Severance
Schedule 3.23	Employee Benefit Plan
Schedule 3.25(b)	Liens
Schedule 3.25(c)	Condition of Assets
Schedule 6.2(c)	Assignment and Assumption Agreement
Schedule 6.2(e)	Assignment of Lease
Schedule 6.2(f)	Assignment of Lease
Schedule 6.2(g)	Assignment of Lease
Schedule 6.2(h)	Lease
Schedule 6.2(i)	Lease